EXHIBIT 10.37

CONFIDENTIAL

LICENSE  &  SUPPLY

AGREEMENT

dated as of August 9, 2004

between

PRONOVA BIOCARE A.S.

Postboks 420, Vollsveien 6, NO-1327 Lysaker, Norway

(hereinafter “PRONOVA”)

and

RELIANT PHARMACEUTICALS, INC.

110 Allen Road, Liberty Corner, NJ 07938, USA

(hereinafter “RELIANT”)

collectively referred to as the “Parties”,

or in the singular, as the “Party”.

WHEREAS, PRONOVA owns and/or controls certain intellectual property rights and know-how with respect to a pharmaceutical product known as Omacor® and has the manufacturing skills to produce Omacor®;

WHEREAS, RELIANT is a pharmaceutical company with a marketing and sales network in the Territory and is interested in utilizing this network in order to market and sell Omacor® in the Territory;

WHEREAS, PRONOVA has the intention to obtain an FDA approval for Omacor® in the Territory for the indication Hypertriglyceridemia and other indications to be agreed upon;

WHEREAS, the Parties on the basis of the above, hereby enter into this Agreement granting RELIANT an exclusive license to Omacor® in the Territory, as more particularly described herein, and setting forth certain terms and agreements by which PRONOVA shall supply RELIANT products having as an active pharmaceutical ingredient high-concentration Omega-3 fatty acids;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

1.                                      DEFINITIONS

In this Agreement;

1.1                                 “Actual Abbott Handover Date” means the date on which all rights (including the Registration for the Product and Intellectual Property Rights license) currently held by Abbott according to agreement with PRONOVA December 19th 2003, to be licensed hereunder to RELIANT actually revert to PRONOVA.

1.2                                 “Act” shall mean collectively the United States Federal Food, Drug, and Cosmetic Act of 1938, including any amendments thereto, and all regulations and rules promulgated thereunder, and the United States Federal Controlled Substances Act, including all amendments thereto, and all regulations, rules, guidelines and procedures promulgated thereunder.

1.3                                 “Additional Products” means any pharmaceutical product other than the Product, which is covered in whole or in part, or is made or used by a process or method covered in whole or in part by at least one unexpired issued claim or a pending claim in the Patents in the Territory or by Product Know-How, in which any such process, product or part thereof is made, used or sold that (i) contains the API as its sole active ingredient (i.e., a monotherapy product), regardless of the indication therefor, or (ii) is a Combination Product that has a Cardiovascular Indication; or (iii) is a Combination Product that has a Non-Cardiovascular Indication that RELIANT has the right to commercialize in the Territory pursuant to the terms of this Agreement.

1.4                                 “Affiliate” means, when used with reference to a Party, any person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Party. For the purposes of this definition “control” means the direct or indirect ownership of more than 50% of the outstanding voting securities of an entity, or, if there are no such securities, more than 50% of the voting rights or equity interest in such entity.

1.5                                 “ANDA” means Abbreviated New Drug Application as defined under the Act.

1.6                                 “API” means the K85EE active pharmaceutical ingredient with Specifications set forth in Schedule 1.6, as more particularly described in NDA #21-654 for Omacor®.

1.7                                 “Base Supply Price” means the price set forth in Section 7.1, as the same may be adjusted from time to time pursuant to Section 7.4 and/or Section 7.5.

1.8                                 “Cardiovascular Indication” means, with respect to any pharmaceutical product, an indication that has been granted Regulatory Approval (or, as applicable, for which Regulatory Approval is being sought or is intended to be sought) for the cure, mitigation, treatment or prevention of any cardiovascular disease, condition or symptom in humans, including dyslipidemia and other related metabolic disorders.

1.9                                 “cGMP” means current Good Manufacturing Practices applicable to pharmaceutical products, as defined and implemented under the Act.

1.10                           “Combination Product” means a pharmaceutical product containing the API as an active pharmaceutical ingredient in combination with one or more other active pharmaceutical ingredients, wherein the Combination Product is covered in whole or in part, or is made or used by a process or method covered in whole or in part by at least one unexpired issued claim or a pending claim in the Patents in the Territory or by Product Know-How, in which any such process, product or part thereof is made, used or sold.

1.11                           “Confidential Information” means all intellectual property and confidential facts relating to the business and affairs of a Party or any of its Affiliates, including the terms and conditions of this Agreement, financial information, business opportunities, information relating to pharmaceutical products of any nature whatsoever, Technical Information, know-how, and compilations of information in any form whatsoever; provided, however, that “Confidential Information” shall not include any information that (a) was already in the public domain at the time of disclosure; (b) becomes part of the public domain through no action or omission of the receiving Party after disclosure to the receiving Party; (c) was already known to the receiving Party, other than under an obligation of confidentiality to the disclosing party, at the time of the disclosure by the other Party; (d) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party, or (e) was disclosed to the receiving Party, other than under an obligation of confidentiality to which a third party was subject, by a third party who had no obligation to the disclosing Party not to disclose such information to others.

1.12                           “FDA” means the United States Food and Drug Administration.

1.13                           “First Commercial Sale” means the first arm’s length sale of the Product as Trade Product by RELIANT to an unaffiliated third party in the Territory.

1.14                           “Governmental Authority “ means any nation or government, any state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, body, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

1.16                           “HTG” means Hypertriglyceridemia.

1.17                           “Intellectual Property Rights” means the Patents, the Trademarks, the Product Know-How and the Technical Information.

1.18                           “NDA” means any new drug application pursuant to Section 505 of the Act submitted to the FDA or any successor application, including, where applicable, all subsequent submissions, supplements and/or amendments thereto, now or hereafter filed with respect to any pharmaceutical product, including the Product.

1.19                           “Net Sales” means, for any period, the aggregate amounts invoiced by RELIANT or its Affiliates for sales of the Product or Additional Product to un-affiliated third parties, commencing with the First Commercial Sale of the Product or Additional Product, less the following deductions from such amounts which are incurred, allowed, accrued or specifically allocated to the Product or Additional Product: (i) price adjustments or allowances for damaged products, returns or rejections of Product or Additional Product; (ii) normal and customary trade, cash and quantity discounts, allowances and credits which reduce the effective price of the Product or Additional Product (other than price discounts granted at the time of invoicing which have been already been included in the gross amount invoiced); (iii) coupons, chargebacks, retroactive price adjustments and other incentive payments and rebates (or the equivalent thereof); (iv) any invoiced freight, postage, shipping, insurance, warehousing and other transportation and storage  charges related to the shipment of the Product or Additional Product; and (v) taxes and similar duties, levies and charges collected, charged or otherwise required to be paid by or on behalf of RELIANT in respect thereof.

1.20                           “Non-Cardiovascular Indication” means, with respect to any pharmaceutical product, an indication other than a Cardiovascular Indication.

1.21                           “Other Products” means any pharmaceutical product, other than the Product or any Additional Product, owned or licensed by or to PRONOVA that contains the API or an active pharmaceutical ingredient substantially similar to the API, including any and all dosage forms, formulas, strengths and package sizes and types thereof, whether or not currently marketed, and whether or not sold on a prescription or over-the-counter (OTC) basis, including, without limitation, the pharmaceutical products sold under the Zodin® trademark outside of the Territory.

1.22                           “Patents” means (a) the patents and patent applications in the Territory owned or controlled by or licensed to PRONOVA set out in Schedule 1.22 and any substitutions, extensions, additions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates thereof and (b) any future patents and patent applications in the Territory owned or controlled by or licensed to PRONOVA that cover, in whole or in part, the use for a Cardiovascular Indication of any prescription or OTC pharmaceutical product containing Omega-3 fatty acids as an active ingredient.

1.23                           “Product” means the pharmaceutical product containing the API and certain excipients described in NDA #21-654 for Omacor®, including any and all dosage forms, formulas, strengths and package sizes and types thereof, whether or not currently marketed, and whether or not sold on a prescription or over-the-counter (OTC) basis, which is covered in whole or in part, or is made or used by a process or method covered in whole or in part, by at least one unexpired issued claim in the Patents in the Territory or by Product Know-How, in which any such process, product or part thereof is made, used or sold.

1.24                           “Product Know-How” means all know-how, show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, third-party licenses, and any similar type of proprietary intellectual property right related to the Product or any Additional Product, either (a) now existing or (b) hereafter created that cover, in whole or in part, the use for a Cardiovascular Indication of any prescription or OTC pharmaceutical product containing Omega-3 fatty acids as an active ingredient, together with all modifications, enhancements and improvements thereto that is owned or licensed (with the right to sublicense) by PRONOVA.

1.25                           “Product Material Adverse Event” shall mean one or more of any of the following with respect to the Product: (i) a Class I or similar recall resulting in discontinuance of the marketing of the Product within the Territory, other than a Class I or similar recall that is not the result of the design, formulation or manufacture, storage or handling of the API by or on behalf of any PRONOVA Indemnitee (as defined in Section 16.2); (ii) the requirement that a “black box” warning be included on the labeling of the Product; or (iii) the introduction by an unaffiliated third party of a therapeutically equivalent drug product to the Product (that is not otherwise terminated or being opposed by the parties pursuant to Section 14), as such therapeutic equivalence shall be determined by the FDA and demonstrated by an “A” code designation (i.e., the product is rated AA, AN, AO, AP, AT or AB) in the publication “Approved Drug Products with Therapeutic Equivalence Evaluations, also known as the “Orange Book”) (each, an “Equivalent Product”).

1.26                           “Registrations” means all regulatory approvals, filings, applications and similar materials applicable to the Product or any Additional Product in the Territory, including, without limitation, any Drug Identification Numbers (“DINs”), Investigational New Drug Applications (“INDs”), NDAs, chemistry, manufacturing and control (“CMC”) data, pharmaceutical development reports, and any reference materials for API, related substances, degradation products and intermediates, in each case with all supplements and amendments thereto, applicable to the Product or any Additional Product in the Territory, and all documents, correspondence and other materials related thereto issued or sent by or to any Governmental Authority including, without limitation, the Registration filing for the Product as more particularly described in NDA # 21-654 for Omacor®.

1.27                           “Regulatory Approval” means, with respect to the Product or any Additional Product, the approval or authorization granted by a Regulatory Authority for the initial and ongoing commercialization of the Product or any such Additional Product in the Territory.

1.28                           “Regulatory Authority” means the FDA and/or any equivalent, similar or successor body, whose approval is required by applicable law to import, test, encapsulate, label, package, store, handle, market, advertise, promote, sell, offer for sale, distribute and otherwise commercialize the Product or any Additional Product in the Territory.

1.29                           “Regulatory Requirements” shall mean all applicable Regulatory Approvals, licenses, registrations, GMPs, and authorizations and all other requirements of any Government Authority in relation to the API, the Product or any Additional Product, including each of the foregoing which is necessary for, or otherwise governs, the manufacture, importation, testing, encapsulating, labeling, packaging, storing, handling, marketing, advertising, promotion, sale, offer for sale, distribution or other commercialization of the API, the Product or any Additional Product.

1.30                           “Sample Product” means Products supplied to physicians and other permitted recipients free of charge in accordance with applicable Regulatory Requirements.

1.31                           “Serious or Unexpected Adverse Drug Experience” means any adverse drug experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious or Unexpected Adverse Drug Experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition as more fully defined in 21 C.F.R. (Section 314.80 or Section 600.80, as applicable). An unexpected adverse drug experience means any drug experience that is not listed in the current labeling for the drug product. This includes events that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differ from the event because of greater severity or specificity. Unexpected refers to an adverse drug experience that has not previously been observed (i.e., not included in the labeling) rather than from the perspective of not being anticipated from the pharmacological properties of the pharmaceutical product.

1.32                           “Specifications” means the specifications and standards for the API used in the Product and any Additional Products as set forth in Schedule 1.6 attached hereto, as the same may amended from time to time by PRONOVA as required by any Regulatory Authority (in which event PRONOVA shall provide RELIANT written notice thereof as soon as possible), or otherwise with the prior written consent of RELIANT, such consent not to be unreasonably withheld, delayed or conditioned.

1.33                           “Technical Information” means the data and other information related to the API, the Product or any Additional Product that will be used for the Registration of the Product or such Additional Product, which is in the possession of, developed by or on behalf of, or otherwise controlled by or licensed to PRONOVA, either (a) now existing or (b) hereafter created that cover, in whole or in part, the use for a Cardiovascular Indication of any prescription or OTC pharmaceutical product containing Omega-3 fatty acids as an active ingredient, including, without limitation, all clinical data, adverse event data, pharmaceutical development reports, and other medical information, and any such data and (from the time such information is transferred by Abbott Laboratories) relevant information currently in the possession of Abbott Laboratories or any of its Affiliates as relates to the Product.

1.34                           “Territory” means the United States of America, its territories and possessions, including Puerto Rico.

1.35                           “Trademarks” means the trademark Omacor®, and any other trademarks, service marks, service names, trade names, Territory-specific internet domain names, applications or registrations for any of the foregoing, or extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto, brandmarks, brand, trade dress, package designs, product inserts, labels, logos and associated artwork owned by or licensed to PRONOVA with respect to the Product or any Additional Product or the packaging therefor in the Territory, as set forth on Schedule 1.35.

1.36                           “Trade Product” means any Product that is not Sample Product.

1.37                           “USD” means United States dollars.

The use of plural shall include the singular and vice versa.

2.                                      GRANT OF RIGHTS

2.1                                 License. Subject to the terms and conditions of this Agreement, and effective as of the Actual Abbott Handover Date, PRONOVA hereby grants to RELIANT, and RELIANT hereby accepts, an exclusive royalty-bearing license under the Intellectual Property Rights: (a) to use, develop, import, test, encapsulate and package the API in finished dosage form in the Territory; (b) to use, develop, import, test, encapsulate, package, market, promote, sell, offer for sale, distribute and otherwise commercialize the Product and, as applicable, any Additional Products, in the Territory; and (c) to use the Technical Information to obtain Regulatory Approval for the Product and, as applicable, any Additional Products, in the Territory (the “License”). The License does not allow RELIANT to grant sublicenses; provided, however, that nothing herein shall limit or otherwise restrict RELIANT’s right to engage Affiliates or third parties as permitted under Section 2.9 of this Agreement.

2.2                                 Development of Additional Products; Adjustment to Base Supply Price. PRONOVA shall inform RELIANT about any development plans of PRONOVA with respect to any Additional Products (and products with respect to which RELIANT has a right of first negotiation under Section 10 of this Agreement). RELIANT shall, subject to the terms and conditions of this Agreement, have the right, but not the obligation, to develop, at RELIANT’s expense, and commercialize in the Territory Additional Products, and such Additional Products shall automatically be included within the scope of the License under Section 2.1. With respect to any Additional Product that is a Combination Product, RELIANT’s right to use, market and sell any such Combination Product shall be subject to an upfront or license fee, and/or other milestone payments, as shall be agreed to by the Parties based on the models used in this Agreement; provided, however, that, in the event that development costs for such Additional Product are fully funded by RELIANT (including, without limitation, development costs necessary for approval and commercialization in the Territory), RELIANT shall not be obligated to any upfront or license fee, or other milestone payments, in connection therewith; provided, further, that, in the event that development costs for such Additional Product are partially funded by RELIANT, any upfront or license fee, or other milestone payments, in connection therewith shall be proportionately reduced to reflect RELIANT’s funding contribution to such development costs. Royalty rates for Combination Products are set out in Schedule 7.2.

2.3                                 PRONOVA Right to Prohibit Development of Additional Products. In the event that RELIANT seeks to develop any Additional Products for commercialization in the Territory, RELIANT shall provide written notice (a “Development Intention Notice”) to PRONOVA describing the Additional Product to be developed and RELIANT’s reasons therefor. Within thirty (30) days following delivery of a Development Intention Notice,

RELIANT and PRONOVA shall meet to discuss such proposed development plans and to address any concerns or questions that PRONOVA may have in respect thereof. Within sixty (60) days following such meeting, in the event that PRONOVA reasonably determines that adverse clinical events would be likely to arise from the clinical studies or development of such Additional Product and that such events would have a material and detrimental effect on the perception of the safety of Other Products of PRONOVA outside the Territory, PRONOVA shall provide written notice (a “Development Objection Notice”) to RELIANT of such determination and a description of the basis therefor, and RELIANT shall not be entitled to undertake clinical studies and development of the Additional Product that was the subject of the Development Intention Notice. Notwithstanding the foregoing, PRONOVA shall not be entitled to deliver a Development Objection Notice with respect to: (a) any clinical studies or other development activities required by the FDA to maintain any Regulatory Approvals; or (b) any proposed Additional Product that is substantially identical to any other product or potential product of PRONOVA (i) the development or commercialization of which is expressly contemplated by this Agreement (i.e., other indications for the Product), or (ii) that is, at the time of the Development Intention Notice, being actively developed or commercialized, whether directly or indirectly, by PRONOVA or other licensees.

2.4                                 Additional Products for Non-Cardiovascular Indications. PRONOVA shall inform RELIANT about any development plans of PRONOVA with respect to Additional Products for Non-Cardiovascular Indications, and RELIANT shall have a right of first negotiation to participate in the development of, and to obtain exclusive commercialization rights for, such Additional Products in the Territory pursuant to the provisions set out in Section 10. Any Additional Product for a Non-Cardiovascular Indication included under this Agreement pursuant to the exercise of RELIANT’S right of first negotiation hereunder shall be deemed an “Additional Product” for the purposes of this Agreement and the License and subject to Section 2.2 of this Agreement.

2.5                                 Sole Supplier of API; RELIANT Non-Compete. During the term of this Agreement and provided PRONOVA is in compliance with its supply obligations hereunder, PRONOVA shall be the sole supplier of RELIANT and its Affiliates of the API for the Product and any Additional Products. [***] neither RELIANT nor any of its Affiliates shall, directly or indirectly, develop, manufacture, market or sell in the Territory any [***], which is covered in whole or in part, or is made or used by a process or method covered in whole or in part, by at least one unexpired issued claim or a pending claim in the Patents in the Territory or by Product Know-How, in which any such process, product or part there is made, used or sold, except as provided for in this Agreement. Neither RELIANT nor any of its Affiliates shall resell or otherwise distribute API in bulk form or in any form other than as Product or Additional Product.

2.6                                 PRONOVA Non-Compete. Except as provided in Section 2.8(b) below [***] neither PRONOVA nor any of its subsidiaries shall commercialize, license or otherwise supply or provide to any third party for commercialization in the Territory, and PRONOVA and its subsidiaries shall use commercially reasonable efforts, consistent with

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applicable laws and regulations, to restrict their licensees, customers and distributors from commercializing, licensing or otherwise supplying or providing to any third party for commercialization in the Territory (provided that such obligation to use commercially reasonable efforts to restrict licensees, customers and distributors shall not require PRONOVA to commence any legal action to enforce restrictions unless RELIANT first reasonably demonstrates that the volume of restricted [***] and/or restricted products imported, sold or otherwise distributed in the Territory has an aggregate value in excess of $500,000 per year):

(a)                                  any [***] or [***] with a [***] indication that contains [***], whether alone or in combination with one or more other active pharmaceutical ingredients;

(b)                                 any [***] for use as an active pharmaceutical ingredient (or [***], in the event that the use of such [***] requires reference to a PRONOVA Drug Master File), whether alone or in combination with one or more other active pharmaceutical ingredients or [***], in a [***] with a [***] indication;

(c)                                  any [***]  (whether in finished product form or as an active pharmaceutical ingredient or [***], either alone or in combination with one or more active pharmaceutical ingredients or [***]) for use in any [***] or similar product in which (i) [***] percent ([***]%) in the aggregate, and (ii) the [***] weight ratio is not within the range of [***] to [***]; or

(d)                                 any [***] (whether in finished product form or as an active pharmaceutical ingredient or [***], either alone or in combination with one or more active pharmaceutical ingredients or [***]) for use in any [***] product or any [***] or similar product in which (i) [***] is higher than [***] percent ([***]%) in the aggregate, and (ii)the  [***] is within the range of [***] to [***]; provided, however, that this clause (d) shall not prohibit PRONOVA from supplying [***] in such [***] with a combined [***] higher than [***] percent ([***]%) but not higher than [***] percent ([***]%) for use in a [***] or as [***], if third parties are supplying similarly formulated [***] within the [***] set forth above in this clause (d) for such purposes in the Territory.

PRONOVA acknowledges that the foregoing restrictions do not prevent PRONOVA from supplying [***] to any third party for commercialization in the Territory solely as [***] in substantially the same manner and formulations as PRONOVA currently supplies such third parties in the Territory as of the date of this Agreement (a list of which products is attached hereto as Schedule 2.6). In the event that PRONOVA or any of its subsidiaries desires to commercialize, license or otherwise supply or provide to any third party for commercialization in the Territory any [***] as an active pharmaceutical ingredient for a [***] or [***] for a [***] that it would otherwise be prohibited from doing so under this Section 2.6, PRONOVA may request that RELIANT consent to such commercialization, license, supply or provision, which consent RELIANT agrees shall not be unreasonably withheld, delayed or conditioned.

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2.7                                 Prohibition on RELIANT Sales Outside Territory. During the term of this Agreement, neither RELIANT nor any of its subsidiaries shall knowingly (a) solicit for sale, market, promote, distribute, sell or import the Product, any Additional Product, the API or an active pharmaceutical ingredient substantially similar to the API outside the Territory, or (b) supply any API to any third party for ultimate sale and/or distribution outside the Territory. RELIANT further agrees that it shall use commercially reasonable efforts, consistent with applicable laws and regulations, to impose and enforce similar restrictions on its and its subsidiaries’ licensees, customers and distributors; provided that such obligation to use commercially reasonable efforts to enforce restrictions shall not require RELIANT to commence any legal action to enforce such restrictions unless PRONOVA first reasonably demonstrates that failure to adhere to such restrictions are resulting in the sale or importation of volumes of Product, any Additional Product, the API or an active pharmaceutical ingredient substantially similar to the API outside the Territory having an aggregate value in excess of USD 500,000 per year.

2.8                                 Prohibition on PRONOVA Sales Inside Territory. During the term of this Agreement, neither PRONOVA nor any of its subsidiaries shall knowingly (a) solicit for sale, market, promote, distribute, sell or import any Other Product inside the Territory or (b) supply any API or an active pharmaceutical ingredient substantially similar to the API to any third party for ultimate sale and/or distribution in the Territory (other than with respect to Combination Products for Non-Cardiovascular Indications for which RELIANT has not exercised its right of first negotiation hereunder). PRONOVA further agrees that it shall use commercially reasonable efforts, consistent with applicable laws and regulations, to impose and enforce similar restrictions on its and its subsidiaries’ licensees, customers and distributors; provided that such obligation to use commercially reasonable efforts to enforce restrictions shall not require PRONOVA to commence any legal action to enforce such restrictions unless RELIANT first reasonably demonstrates that failure to adhere to such restrictions are resulting in the sale or importation of volumes of Other Products and/or API or an active pharmaceutical ingredient substantially similar to the API inside the Territory having an aggregate value in excess of $500,000 per year.

2.9                                 Additional Rights of RELIANT. Notwithstanding any provision in this Agreement to the contrary: (a) RELIANT may cause or engage one or more of its Affiliates or third parties to perform any of RELIANT’s rights or obligations hereunder, including, without limitation, in respect of the use, development, registration, with the FDA and maintenance of the FDA registration for, importation, testing, encapsulation, packaging, marketing, promotion, sale, offer for sale, distribution and commercialization of the Product or any Additional Products hereunder (e.g., product packagers, contract sales organizations, advertising agencies, etc.); and (b) RELIANT shall have the right to assign certain rights (but not delegate obligations) hereunder as may be necessary in connection with one or more secured third-party financing arrangements; provided, however, that the foregoing clauses (a) and (b) do not give RELIANT or its Affiliates the right to enter into any co-marketing arrangement with any third party with respect to the Product or any Additional Product or any other sublicensing, assignment of rights or commercialization arrangement in which RELIANT and/or its Affiliates (or their respective successors or assigns) do not book all sales of Product and Additional Products. In the event that RELIANT exercises any of its rights under this Section 2.9, RELIANT shall continue to be responsible directly to PRONOVA for the performance of all of RELIANT’s obligations under this Agreement and compliance with the applicable terms of hereof. Notwithstanding any provision herein to the contrary, the Parties agree that RELIANT shall be entitled to use the License granted under this Agreement in connection with the exercise of its rights under this Section 2.9.

2.10                           No Right of RELIANT to Manufacture. The License granted hereunder does not include the right to manufacture the API or otherwise sell or distribute API in bulk form or in any form other than as Product or Additional Product.

3.                                      REGISTRATION AND DISCLOSURE OF INFORMATION

3.1                                 Current Registration Status of Product; Acquisition by PRONOVA. PRONOVA hereby represents, warrants and covenants to RELIANT: (a) that the Registration for the Product has been filed in the name of, and is currently held by, Abbott Laboratories or one of its subsidiaries or Affiliates (collectively, “Abbott”); (b) that the Registration for the Product being prosecuted by Abbott is the only Registration for the Product (regardless of indication) based on intellectual property rights owned, controlled or licensed by PRONOVA (and PRONOVA is not currently aware of any other Registrations in the Territory for the Product, any Additional Product or the API); (c) that PRONOVA has the unconditional (except for a fee payable by PRONOVA to Abbott), irrevocable and indefeasible right and option to acquire all right, title and interest to any and all Registrations for the Product from Abbott no later than the earlier to occur of (i) forty-five (45) days following FDA approval of the Registration for the Product for the HTG indication, or (ii) forty-five (45) days following June 30, 2005 in the event that the FDA has not approved the Registration for the Product by such date (it being acknowledged that the foregoing forty-five (45) day time periods include a thirty (30) day termination right plus an additional seven (7) to fourteen (14) day period during which Abbott shall assign, transfer and return to PRONOVA the actual Registration(s) and related data, information and correspondence); provided that the foregoing time periods set forth in this clause (c) do not include any delays resulting from any regulation or other requirement requiring approval or other action by the FDA in order that such transfer of a Registration be effective; (d) that PRONOVA has provided or caused to be provided, and will continue to provide or cause to be provided, to RELIANT a correct and complete copy of any and all Registration(s) for the Product, including, all data, clinical and CMC data, information and correspondence included in or related to the Registration or the file for application of the Registration for the Product (or, as applicable, the reasonable access thereto for RELIANT); (e) that, except for certain redacted portions, PRONOVA has provided to RELIANT a true, correct and complete copy of the Abbott Agreement (as defined in Section 15.1(d)), and such agreement is currently in full force and effect; (f) that PRONOVA shall not amend, waive or otherwise modify any provision of or rights or obligations under the Abbott Agreement without the prior written consent of RELIANT, which shall not be unreasonably withheld, delayed or conditioned; and (g) that PRONOVA shall fully pay, perform and discharge its obligations under the Abbott Agreement, when and as due, and shall fully enforce and protect its rights, benefits and privileges under the Abbott Agreement. PRONOVA shall acquire the Registration for the Product from Abbott and, subject to the terms of this Agreement, transfer unencumbered ownership to the Registration(s) (including, all data, clinical and CMC data, information and correspondence included in or related to the Registration(s) or the file for application of the Registration(s)) for the Product to RELIANT, without undue delay after the Actual Abbott Handover Date. In any event RELIANT must have received the Registration(s) for the Product no later than sixty (60) days following FDA approval of the Registration of the Product or September 15, 2005, whichever comes first (the “Abbott Outside Date”); provided that the Abbott Outside Date shall be postponed for any delays resulting from any regulation or other requirement requiring approval or other action by the FDA in order that such transfer of a Registration be effective. Prior to the date RELIANT receives the Registration, RELIANT shall have no obligations under this Section 3. In the event that PRONOVA shall not have transferred the Registration for the Product to RELIANT by the Abbott Outside Date, any and all amounts previously paid by RELIANT to PRONOVA shall be immediately refunded by PRONOVA to RELIANT.

3.2                                 FDA Approval of Product Registration. PRONOVA shall use commercially reasonable efforts to ensure that Abbott obtains an FDA approval for the Product for the indication HTG in the Territory as soon as reasonably practicable following the date of this Agreement. Prior to the date RELIANT receives the Registration, RELIANT shall have no obligation to contribute to or participate in the filing of any Registration in order to obtain the FDA approval for the Product.

3.3                                 Additional Development Work for Product. In the event the NDA filed for the Product results in an “approvable” letter or a succeeding equivalent communication from the FDA in the form of a regulatory decision letter (an “Approvable Letter”), RELIANT shall have the option to either:

(a)                                  notify PRONOVA in writing within thirty (30) days after the date of RELIANT’s receipt of the Approvable Letter, that RELIANT will contribute to the continued development of the Product and pay to PRONOVA the Approvable Letter milestone payment pursuant to Section 4.1 (as set out in Schedule 4.1). In such event, RELIANT will contribute to and fund all further development of the Product (other than development costs otherwise funded by Abbott) in order to obtain a final FDA approval of the Product for the indication HTG; provided, however, that PRONOVA shall be solely responsible for any expenses with respect to supply chain or manufacturing issues raised by the FDA; provided, further, that in the event that RELIANT determines that it no longer desires to continue to fund such development costs, it may cease such funding and transfer the Registration for the Product to PRONOVA free of charge, save for an equitable distribution of any proceeds of any subsequent transaction involving the Registration for the Product within two years after RELIANT ceased funding, which shall be agreed between the Parties in good faith to discussions. Upon final FDA approval RELIANT will pay to PRONOVA the final approval payment pursuant to Section 4.1 (as set out in Schedule 4.1), which will be reduced by 50% of all pre-marketing development costs actually incurred prior to final FDA approval by or on behalf of RELIANT in accordance with this Section 3.3, provided that in no event shall such reduction reduce the final approval payment below USD 0; or

(b)                                 notify PRONOVA in writing within thirty (30) days after the date of RELIANT’s receipt of the Approvable Letter, that RELIANT will not contribute to the work and expenses necessary to meet the conditions required to obtain an FDA approval. In such event (or in the event RELIANT fails to provide a written notice to PRONOVA under Section 3.3(a) or 3.3(b) within thirty (30) days after the date of RELIANT’s receipt of the Approvable Letter), the initial up front payment paid by RELIANT pursuant to Section 4.1 (as set out in Schedule 4.1) will remain with PRONOVA and this Agreement shall automatically terminate.

In the event that the initial effort by Abbott or PRONOVA to obtain an FDA approval for the NDA for the Product results in a “not approvable letter” or an equivalent communication from the FDA (a “Not Approvable Letter”) for the indication HTG, (i) RELIANT’s option under this Section 3.3 shall become immediately exercisable (and in the event RELIANT fails to provide a written notice to PRONOVA under Section 3.3(a) or Section 3.3(b) within thirty (30) days after the date of RELIANT’s receipt of the Not Approvable Letter, RELIANT shall be deemed to have exercised the option set forth in Section 3.3(b)), (ii) RELIANT shall not be obligated to make any payments under Section 4.1 otherwise payable following the issuance of an Approvable Letter or final FDA approval until such time as an Approvable Letter or final FDA approval is issued, if ever, and (iii) subject to any applicable expiration or termination provision of this Agreement, this Agreement shall remain in force as so modified.

3.4                                 RELIANT Regulatory Obligations. Following transfer of the Registration for the Product (including all documentation related thereto) to RELIANT, RELIANT will for the duration of this Agreement be responsible for the maintenance of the Registration for the Product, and shall cover all necessary costs associated therewith. RELIANT shall be responsible for the filing of supplemental or additional Registrations for the Product and for the Additional Products to be commercialized in the Territory, and PRONOVA shall provide such assistance as may be reasonably required. With respect to any supplemental or additional Registrations that may be filed by RELIANT, PRONOVA may object to any such filing (a) in the event that there have been significant deviations from the development plan, and (b) such deviations are demonstrated by PRONOVA to have a material and detrimental effect on sales of Other Products of PRONOVA outside of the Territory, in which case PRONOVA shall provide a Development Objection Notice to RELIANT of such determination and a description of the basis therefor, and RELIANT shall not be entitled to file such supplemental or additional Registrations. Notwithstanding the foregoing, PRONOVA shall not be entitled to deliver a Development Objection Notice with respect to any proposed supplemental or additional Registrations that cover products or indications that are substantially identical to or claimed by any other product or potential product of PRONOVA (i) the development or commercialization of which is expressly contemplated by this Agreement, or (b) that is then being actively developed or commercialized, whether directly or indirectly, by PRONOVA or any of its Affiliates or other licensees. RELIANT shall provide PRONOVA with reasonable advance written notice of any filing to allow PRONOVA to exercise its rights set forth in the immediately preceding sentence. All costs associated with such supplemental or additional Registrations shall be borne by RELIANT.

3.5                                 Ownership and Maintenance of Additional Registrations. All supplemental or additional Registrations for new agreed indications for the Product and for the Additional Products in the Territory shall be issued in the name of, and owned by, RELIANT. RELIANT will for the duration of this Agreement be responsible for the maintenance of such supplemental or additional Registrations, and shall cover all necessary costs associated therewith.

3.6                                 Rights to Clinical Data. PRONOVA currently has rights to clinical data with respect to Other Products currently in existence or under development from its, licensees and partners, which PRONOVA is not prevented from disclosing to RELIANT. Hereafter, PRONOVA shall use commercially reasonable efforts to obtain rights to clinical data for any Other Products from its licensees and partners. If PRONOVA obtains rights to such clinical data that PRONOVA is not prevented from disclosing to RELIANT, RELIANT will, for regulatory filing or promotional purposes only in the Territory, receive a fully paid up royalty free license to use and cross reference the clinical data from planned and ongoing studies related to such Other Products by PRONOVA and/or its partners. RELIANT shall use commercially reasonable efforts to obtain rights to clinical data for the Product from its Affiliates and partners. If RELIANT has rights to such clinical data that RELIANT is not prevented from disclosing to PRONOVA, RELIANT hereby grants to PRONOVA a fully paid up royalty free license to use and cross reference clinical data for the Product from RELIANT’s own and/or its partners’ clinical studies for regulatory filing and promotional purposes outside the Territory only. A list of current clinical trials and PRONOVA’s rights to these is set out in Schedule 3.6.

3.7                                 Exchange of Additional Data. RELIANT and PRONOVA shall, subject to any restrictions in agreements between PRONOVA or RELIANT, as the case may be,  and third parties, from time to time upon request, and at least once per year (or more frequently as may be required by Regulatory Requirements), and without charge, submit to and exchange with the other Party all other relevant technical and scientific information and data generated by RELIANT and/or PRONOVA with regard to the Product and any Additional Product or Other Product. Each Party shall be entitled to use free of charge such information and data received from the other Party for regulatory filing and promotional purposes only, subject, in the case of RELIANT, to the terms of the License, and, in the case of PRONOVA, to such terms and conditions as may agreed to between the Parties.

3.8                                 Changes to Manufacturing Process, Specifications, Etc. PRONOVA shall not make any changes to the Specifications or to any aspect of its manufacturing or testing process or procedures, API formulation or similar matters that, under 21 CFR Section 314.70, require prior FDA approval or a submission to FDA at the time of the change, unless PRONOVA shall have first provided RELIANT with written notice thereof and provided RELIANT with such information related thereto as RELIANT shall reasonably request in order that RELIANT may evaluate and prepare for the regulatory implications of such change (e.g., additional stability, clinical studies, etc.), and RELIANT shall have approved such change, such approval not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything herein to the contrary,

PRONOVA shall provide written notice to RELIANT of any changes to the Specifications or to any aspect of its manufacturing or testing process or procedures, API formulation or similar matters (regardless of whether RELIANT has a consent right under this Section 3.8 in respect thereof) prior to implementing such changes or as soon as practicable thereafter.

3.9                                 Disclosure of PRONOVA Technical Information. Except as otherwise provided in this Agreement and subject to the provisions of Section 3.10, Technical Information will be disclosed to RELIANT on a need to know basis at PRONOVA’s reasonable discretion, depending on product category and RELIANT’s obligations under the Agreement.

3.10                           Information Needed to Comply with Regulatory Requirements. Notwithstanding anything in this Agreement to the contrary, PRONOVA shall provide to RELIANT, on a timely basis, all such information, data and other information in PRONOVA’S possession as may be required by RELIANT to obtain and maintain the effectiveness of any Registrations and Regulatory Approvals, complete any required process validations, and to comply with all Regulatory Requirements and the requests or requirements of any Regulatory Authorities, with respect to the Product and any Additional Products.

4.                                      UP-FRONT AND MILESTONE PAYMENTS

4.1                                 Up-Front, Approvable and Final Approval Payments. In consideration of the License and other rights granted to RELIANT under this Agreement, RELIANT shall pay to PRONOVA, in accordance with this Agreement, payments according to one of the two models set out in Schedule 4.1 attached hereto (the appropriate model to be decided by RELIANT by written notification to PRONOVA within the time period contemplated by Section 26.14).

4.2                                 Additional Milestone Payments. In addition to any payments made under Section 4.1 above, RELIANT will pay to PRONOVA additional milestone payments as follows:

(a)                                  USD [***] due and payable thirty (30) days after the date of FDA notification of FDA approval of “IgA nephropathy” as an additional indication for the Product (provided that RELIANT owns the Registration for the Product at such time); and

(b)                                 USD [***] due and payable thirty (30) days after the date of FDA notification of FDA approval of a label change for the Product containing the plaque stabilization data (Southampton Study) (provided that RELIANT owns the Registration for the Product at such time).

RELIANT shall only be responsible for those costs directly related to the preparation and filing of the supplemental NDAs and similar documents required to be filed with the applicable Regulatory Authorities for the Regulatory Approvals related to the matters described in clauses (a) and (b) above, and RELIANT shall not be responsible for any other costs and expenses associated therewith, including any costs associated with clinical studies or data.

4.3                                 Withholding. Where any sum due to be paid to PRONOVA under this Agreement is subject to any withholding or similar tax, the Parties shall use their commercially

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty (the costs thereof to be borne by PRONOVA). In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, RELIANT shall remit such withholding or similar tax to the appropriate Governmental Authority, deduct the amount paid from the amount due PRONOVA and secure and send to PRONOVA official receipts of payment of any such withholding taxes. No amounts required to be paid by RELIANT hereunder shall be subject to any gross-up or similar adjustment in the event that RELIANT is required to withhold or remit any similar taxes in respect thereof.

5.                                      SUPPLY OF API FOR THE PRODUCT AND ADDITIONAL PRODUCTS

5.1                                 Manufacture and Supply. Subject to Section 5.12, PRONOVA shall, after FDA approval of the Product for the indication HTG, manufacture and supply to RELIANT the total of RELIANT’s requirements of the API for the Product for sale and distribution in the Territory. Similarly, after FDA approval of any Additional Product, PRONOVA shall supply to RELIANT the total of RELIANT’s requirements of the API for the Additional Product for sale and distribution in the Territory. The provisions of this Section 5 shall apply to the supply of API for any Additional Product in the same manner as they apply to the supply of API for the Product.

5.2                                 Forecasts. RELIANT shall prior to and with effect from the 15th of each month following the first Regulatory Approval, and thereafter, (M0) give a rolling forecast for the next consecutive 12-month period. Such forecasts shall be sent to PRONOVA in writing. M1, M2 and M3 shall be firm orders. M4 and M5 shall non-binding forecasts, but will be subject to the provisions set forth below. M6 to M12 shall be non-binding forecasts. RELIANT is not entitled to change forecasts for M1, M2 and M3, and is only entitled to change the consecutive forecasts for M4 and M5 with +/- 15% from the last forecast. An example of the order and forecast procedure is provided as Schedule 5.2 to this Agreement.

5.3                                 Variances. PRONOVA shall use commercially reasonable efforts to supply RELIANT with the quantities ordered within 115% of the forecasts, provided that the forecast has been delivered to PRONOVA in accordance with Section 5.2 or  Section 5.3.

5.4                                 Delivery Date. PRONOVA shall use its commercially reasonable efforts to deliver the API at the dates specified in RELIANT’s orders; provided, however, that once an order for a given month becomes a firm order pursuant to Section 5.2, such order may not be changed. RELIANT shall use reasonable efforts to distribute orders of the Product evenly over a year, or otherwise in agreement with PRONOVA from time to time.

5.5                                 Delivery of Bulk Product. PRONOVA shall deliver the API to RELIANT in a finished bulk liquid according to the Specifications ready for encapsulating and final consumer labeling and packaging as finished Product by or on behalf of RELIANT. PRONOVA shall deliver the API in proper bulk packaging so as to permit safe transport and storage in compliance with all Regulatory Requirements.

5.6                                 Compliance with cGMP, Regulatory Requirements and Specifications.

(a)                                  Compliance. PRONOVA shall manufacture the API in an FDA-approved facility and supply the API to RELIANT at all times in full compliance and conformance with the Act, FDA’s cGMP regulations for pharmaceuticals, the applicable

Specifications and any other applicable Regulatory Requirements in effect at the time of shipment. In addition to the foregoing, PRONOVA, in its own name engaged in the performance of the actions contemplated hereby, including, without limitation, the manufacture, sale and supply of API hereunder, hereby represents, warrants and covenants to RELIANT that all API that is manufactured, supplied and delivered by PRONOVA under and pursuant to this Agreement: (i) will conform in all respects to the applicable Specifications; (ii) will be free and clear from all liens, encumbrances and defects of title (with the possible except of a purchase money security interest in favor of PRONOVA to secure amounts owned by RELIANT in respect of such shipment of API); and (iii) will comply with all of the requirements under the applicable Registration, the Act, Norwegian Regulatory Requirements for the API production in Norway and US Regulatory Requirements; and (iv) will not, at the time of such delivery, (A) be adulterated or misbranded within the meaning of the Act, or (B) be an article which may not, under the provisions of the Act, be introduced into interstate commerce for the purpose of incorporation into a pharmaceutical product for which Regulatory Approval has been granted. RELIANT shall use its commercially reasonable efforts to inform PRONOVA of any changes to US Regulatory Requirements that would require any changes to the Specification or other aspects of the API production (at a cost sharing to be agreed between the Parties if the modification requirements are substantial).

(b)                                 Records. PRONOVA shall maintain during the term of this Agreement and for a period thereafter consistent with standard cGMP requirements, all records as are necessary or appropriate to demonstrate compliance with the Act, cGMP and any other applicable quality control standards of any Regulatory Authority in the Territory. If PRONOVA fails to comply with cGMPs in any manner, as demonstrated by an observation of a Regulatory Authority, PRONOVA shall diligently proceed to remedy such deviation as soon as practicable. PRONOVA shall provide to RELIANT all information in its possession or control required to prepare any reports required to be filed by RELIANT under any Regulatory Requirements, including applicable information and reports related to the manufacture and production of the API. PRONOVA shall also advise RELIANT of any occurrences or information known to PRONOVA arising out of PRONOVA’s manufacturing and production activities that have or could reasonably be expected to have adverse regulatory compliance and/or reporting consequences with respect to or concerning the API, the Product or any Additional Product.

(c)                                  FDA Inspections. Except as otherwise provided herein, PRONOVA shall be responsible, at PRONOVA’s sole expense, for handling and responding to any FDA or other Regulatory Authority inspections with respect to PRONOVA’s manufacture of the API during the term of this Agreement. PRONOVA shall provide to RELIANT any information reasonably requested by RELIANT and all information requested by any Regulatory Authority concerning any inspection by any Governmental Authority related to the Products. In the event PRONOVA is provided notice by any Regulatory Authority that it will be inspected by such Regulatory Authority in connection with the API, PRONOVA shall promptly notify RELIANT of any observations made during such inspection. Notwithstanding any provision herein to the contrary, PRONOVA shall provide RELIANT with the opportunity to comment on any filings, notices or other correspondence with any Regulatory Authority that relates to or could affect the manufacture or supply of API hereunder.

(d)                                 Notice to RELIANT. In the event PRONOVA, the API or any facility at which the API or any component thereof is manufactured, packaged, tested or stored are inspected by any Regulatory Authority, PRONOVA shall promptly notify RELIANT, to the extent that such inspection affects or could reasonably be expected to affect the API, the Product, any Additional Product or the manufacture thereof under this Agreement, of (i) any such inspection with reasonable advance notice, and (ii) any alleged written violations or deficiencies relating to the manufacturing facility at which API is manufactured, packaged, tested or stored, and (iii) the corrective action to be taken, and shall promptly contest such alleged violations or deficiencies in good faith or take the required corrective action, each at PRONOVA’s sole expense. If, based on a specific observation made by any Regulatory Authority following an audit or inspection, either Party reasonably determines that the API was manufactured or stored under conditions that materially deviated from cGMPs, Regulatory Requirements or any applicable law, rule, regulation, guideline or procedure, including the Act, the Parties shall agree upon the appropriate action to be taken in conformance with the FDA 483 or the action letter received from FDA by PRONOVA relating to the API.

(e)                                  Facility Audit. RELIANT shall have the right, either by itself or through independent outside auditors or consultants, not more than once per year during the term of this Agreement, unless reasonable cause is shown, to inspect and audit any areas of PRONOVA’s facilities in which any portion of the manufacturing of the Product or the API is performed for the examination of production or quality records or to perform cGMP audits, at its sole expense, on reasonable advance notice, during PRONOVA’s normal business hours in a manner that does not interfere unreasonably with PRONOVA’s operations. Any such auditor or consultant shall enter into an agreement with the Parties on terms in which such independent auditor shall agree to maintain the confidentiality of the information obtained during the course of such audit.

(f)                                    Acquisition of Raw Materials. PRONOVA shall provide all materials necessary for the manufacture and supply to RELIANT of API for the Product and any Additional Products, as part of the Base Supply Price under Section 7. PRONOVA shall be responsible for vendor quality approval for vendors of materials, all of which shall comply with the Specifications, the Regulatory Approvals and all other Regulatory Requirements.

(g)                                 Exception Documentation, Certificates of Analysis and Batch Records. PRONOVA shall provide a certificate of analysis and such other documents as shall be reasonably requested by RELIANT for any API to be released hereunder, in a form in accordance with the cGMPs and all other applicable Regulatory Requirements and the Specifications and as shall be agreed upon by the Parties. For any batch that initially failed to meet any Specification, the certificate of analysis shall document the exception. RELIANT shall be under no obligation to accept any API for delivery hereunder that shall have an expiry period after delivery which is less than half the retest period approved by FDA, provided however that if retesting after the retest period demonstrates that the API is within regulatory requirements and Specifications, RELIANT shall be obliged to accept delivery.

(h)                                 Access to Batch Documentation; Annual Audit. Full batch documentation including batch production records, and manufacturing and analytical procedures for the API for the Products and any Additional Products shall be available for review by RELIANT in conjunction with the annual audit or at semi-annual status meetings.

(i)                                     Certificate of Compliance. Prior to the first shipment of API  hereunder and thereafter at least once per year thereafter, PRONOVA shall provide a certificate of compliance, in form and substance reasonably satisfactory to RELIANT, certifying compliance with the Specifications, FDA’s cGMP regulations, the Act, Regulatory Approvals, Regulatory Requirements and all related processes and procedures contemplated hereby.

(j)                                     Application to Other Parties In Supply Chain. PRONOVA shall ensure that the provisions of this Section 5.6 relating to cGMP compliance and similar matters shall be complied with to the extent relevant by PRONOVA’s Affiliates and any third parties in the CMC supply chain or otherwise involved in the manufacture of the API or the supply of any raw materials therefor.

(k)                                  Quality Agreement. Within at least sixty (60) days following the date of this Agreement, the Parties shall mutually agree upon an intercompany quality agreement which will appropriately address regulatory, operational and quality responsibilities (the “Quality Agreement”). The Quality Agreement will include a key contact list for each Party.

5.7                                 Encapsulation by RELIANT. RELIANT, or its designated partner, shall encapsulate, package, label, test, and otherwise use API supplied in accordance with this Agreement to manufacture, hold and distribute the Product and Additional Product in accordance with the Act, cGMPs, Regulatory Approvals and all other applicable Regulatory Requirements. In the event RELIANT, the Product (or any Additional Products) or any facility at which the Product (or any Additional Products) is encapsulated, packaged, paper labeled, tested or otherwise manufactured or stored are inspected by any Regulatory authority, RELIANT shall promptly notify PRONOVA, to the extent that such inspection affects or could reasonably be expected to affect the Product (or any Additional Product) or the manufacture thereof under this Agreement, of (i) any such inspection with reasonable advance notice, and (ii) any alleged written violations or deficiencies relating to the manufacturing facility at which API is encapsulated, packaged, paper labeled, tested or otherwise manufactured or stored, and (iii) the corrective action to be taken, and shall promptly contest such alleged violations or deficiencies in good faith or take the required corrective action, each at RELIANT’s sole expense. If based on a specific observation made by any Regulatory Authority following an audit or inspection, either Party reasonably determines that the Product (or any Additional Product) was manufactured or the API was stored under conditions that materially deviated from cGMPs, Regulatory Requirements or any applicable law, rule, regulation, guideline or procedure, including the Act, the Parties shall agree upon the appropriate action to be taken in conformance with the FDA 483 or the action letter received from FDA by RELIANT relating to the API, or Product or the Additional Product.

5.8                                 Inspection of Shipment. RELIANT shall have a period of fourteen (14) days after the date of its receipt of a shipment of API to inspect and accept or reject such shipment for non-conformance with the Specifications based on the outward appearance of such shipment. RELIANT shall have a period of thirty (30) days (forty-five (45) days if an outside testing laboratory is used) after the date of its receipt of a shipment of API to inspect and accept or reject such shipment for any other non-conformance with the Specifications or based upon a finding by RELIANT of non-conformance, or due to deviation from the Act, cGMPs or Regulatory Requirements in the production of the shipment.

5.9                                 Rejection of Shipment; Additional Testing. If, following inspection, RELIANT rejects any shipment, it shall promptly so notify PRONOVA, and the Parties shall thereafter attempt in good faith to determine whether such API shipment did or did not conform to the applicable Specifications and shall reasonably cooperate with each other for such purpose (including, but not limited to, providing the other Party with reasonable access to all documents, filings and other relevant materials then in such Party’s possession or reasonably accessible to such Party and RELIANT’s provision to PRONOVA of samples of such shipment for testing). If either Party determines that such shipment did not conform to the Specifications, either Party may, if such Party determines it to be relevant, submit samples of such shipment to an independent laboratory of nationally recognized standing for testing. If such independent laboratory determines that the shipment conformed in all respects to the Specifications, RELIANT shall bear all expenses of shipping and testing such shipment samples and shall be obligated to accept and pay for such shipment. If PRONOVA or such independent laboratory confirms that such shipment did not meet the Specifications in all respects, PRONOVA shall replace, at no cost to RELIANT, that portion of the shipment that does not conform to the Specifications, and shall bear all expenses of shipping and testing the shipment samples, including any costs incurred by RELIANT in returning such API to PRONOVA or its designee. Except in instances of gross negligence or intentional misconduct by or on behalf of PRONOVA, RELIANT agrees that, in the event that PRONOVA replaces all of the non-conforming portion of such shipment within sixty (60) days of the confirmation by or to PRONOVA that such shipment did not meet the Specifications and otherwise bears the expenses contemplated by this Section 5.9, the remedies provided for in this Section 5.9 shall be RELIANT’s sole remedies for the failure of such shipment to conform to the Specifications. In the event that PRONOVA fails to replace all of the non-conforming portion of such shipment within sixty (60) days of the confirmation by or to PRONOVA that such shipment did not meet the Specifications, such failure shall constitute a Failure to Supply (as defined in Section 5.12(a)) and shall give rise to the rights and obligations of the Parties under Section 5.12.

5.10                           Facility Inspection. If based on a facility inspection or audit by RELIANT as provided herein, or based on a specific observation made by any Regulatory Authority following an audit or inspection, RELIANT determines and notifies PRONOVA that a shipment or portion of a shipment was manufactured under conditions that materially deviated from the Act, cGMPs or Regulatory Requirements, the Parties shall agree upon the appropriate action to be taken in conformance with the FDA483 or the action letter received from FDA by PRONOVA relating to the API, the Product or any Additional Product. If rejection of API is warranted, PRONOVA shall replace, at no cost to RELIANT, that portion of the API shipment that was manufactured under conditions materially deviating from the Act, cGMPs or Regulatory Requirements. Any non-conforming portion of any shipment shall be disposed of as directed by PRONOVA, at PRONOVA’s expense. Except in instances of gross negligence or intentional misconduct by or on behalf of PRONOVA, RELIANT agrees that, in the event that PRONOVA replaces all of the non-conforming portion of such shipment within sixty (60) days of the determination and notification to PRONOVA that such shipment was manufactured under conditions materially deviating from the Act, cGMPs or Regulatory Requirements, and otherwise bears the expenses contemplated by this Section 5.10, the remedies provided for in this Section 5.10 shall be RELIANT’s sole remedies for the fact such shipment was manufactured under conditions materially deviating from the Act, cGMPs or Regulatory Requirements. In the event that PRONOVA fails to replace all of the so deviating portion of such shipment within sixty (60) days of the determination and notification to PRONOVA contemplated by this Section 5.10, such failure shall constitute a Failure to Supply and shall give rise to the rights and obligations of the Parties under Section 5.12.

5.11                           Sample Retention. PRONOVA, on behalf of both Parties, shall retain representative samples and associated documentation from each lot of finished API and manufacturer’s corresponding lot of key ingredients used in the manufacture of API  for the period required by the applicable provisions of the Act.

5.12                           Failure to Supply.

(a)                                  Failure to Supply. Notwithstanding any provision herein to the contrary, in the event that PRONOVA for any reason (including a Force Majeure event) shall not have delivered the total amount of API ordered by RELIANT in accordance with this Section 5 within sixty (60) days of the date specified in RELIANT’s order (a “Failure to Supply”), then the provisions of this Section 5.12 shall apply. In no event shall PRONOVA have any liability under this Agreement for a Failure to Supply occurring prior to July 1, 2005 or for failure to supply RELIANT with API in excess of 250,000 kilograms in total during calendar year 2005.

(b)                                 Allocation of Available Supply. If PRONOVA for any reason (including a Force Majeure event) is unable to supply to RELIANT its total requirements of the API for the Product and any Additional Products ordered in accordance with this Section 5, PRONOVA shall apportion its available production capacity among RELIANT and other licensees and distributors of the API (and, as applicable, other active pharmaceutical ingredients similar to the API) on a pro rata basis as follows: (i) if such failure to supply occurs during the first two (2) Commercialization Years (as defined in Section 6.1), such pro ration shall based on PRONOVA’s actual sales of the API (and/or active pharmaceutical ingredients similar to the API) to its licensees and distributors other than RELIANT during the prior twelve (12) month period and, in the case of RELIANT, RELIANT’s forecasted purchases of API for the following twelve (12) month period (not to exceed 250,000 kilograms), and (ii) if such failure to supply occurs after the second Commercialization Year, such pro ration shall based on PRONOVA’s actual sales of the API (and/or active pharmaceutical ingredients similar to the API) to its licensees and distributors (including RELIANT) during the prior twelve (12) month period; provided, however, that in either case, in determining RELIANT’s pro rated share of API, PRONOVA shall only take into account sales to licensees or distributors in those territories in which PRONOVA currently has licensing or supply agreements for the API (or active pharmaceutical ingredients similar to the API), which territories are listed on Schedule 5.12(b). In the case of a failure to supply, PRONOVA shall provide RELIANT with a schedule indicating PRONOVA’s inventory of API and a reasonably detailed written explanation of the basis for any apportionment of supply among RELIANT and PRONOVA’s other licensees and distributors (an “Inventory Shortage Report”). RELIANT shall have the right to cause an independent, certified public accountant reasonably acceptable to PRONOVA, at reasonable times and upon reasonable written notice, to examine such records of PRONOVA as may be necessary for the sole purpose of verifying the calculation and accuracy of the Inventory Shortage Report. In the event that any such audit reveals any inaccuracies in the amount of any inventory or with respect to RELIANT’s allocation thereof, then PRONOVA shall reapportion the inventory in accordance with this Agreement and, in the event that such inaccuracy is in excess of ten percent (10%), then PRONOVA shall reimburse RELIANT for the reasonable cost of such audit.

(c)                                  Failure to Supply for Force Majeure. In the event PRONOVA is unable to supply to RELIANT its total requirements of the API for the Product and any Additional Products ordered in accordance with this Section 5 as a result of Force Majeure (a “Force Majeure Failure to Supply”), then PRONOVA shall use commercially reasonable efforts to ensure deliveries of the API to RELIANT from third parties and at no increased cost to RELIANT; provided, however, that PRONOVA shall not be required to pay more than the then applicable Base Supply Price for Trade Product applicable under Section 7.1 of this Agreement for any such API procured from a third party. If during the term if this Agreement PRONOVA, for a period of at least four (4) consecutive months has been unable to supply to RELIANT as a result of a Force Majeure Failure to Supply (or otherwise obtain for RELIANT pursuant to this Section 5.12(c)) RELIANT’s total requirements of the API for the Product and any Additional Products ordered in accordance with this Section 5, then RELIANT shall be free to obtain its requirements for API from other manufacturing sources (a “Third Party Manufacturer”) at its own expense, in which event PRONOVA shall, free of charge (but subject to reasonable confidentiality undertakings), (i) provide such reasonable technical assistance and (ii) grant such licenses or other rights (at no additional cost to RELIANT or any other party) as are necessary to enable such Third Party Manufacturer to meet RELIANT’s supply requirements for API without infringing patent rights or engaging in any misappropriation of know-how owned or controlled by PRONOVA; provided, however, RELIANT shall (subject to reasonable confidentiality undertakings) be free to communicate with potential

Third Party Manufacturers and provide them with information in RELIANT’s possession regarding the API at any time following the occurrence of a failure to supply. As soon as PRONOVA is again able to deliver all of RELIANT’s requirements of the API, PRONOVA shall notify RELIANT and RELIANT shall have 120 days to resume procuring its requirements for the API from PRONOVA and shall discontinue any and all purchases from Third Party Manufacturers; provided, however, that PRONOVA shall reimburse RELIANT for any costs associated with such discontinuation up to an amount which shall not exceed USD one (1) million or, in the event that PRONOVA shall not have qualified an additional manufacturing site as contemplated in Section 5.13 prior to such failure to supply, USD three (3) million. In such event, the Parties shall negotiate in good faith the reinstatement of any minimum purchase requirements under Section 6 of this Agreement, taking into account any purchases of API by RELIANT from other manufacturing sources. RELIANT’s rights under this Section 5.12(c) shall be its sole remedy in the event of a Force Majeure Failure to Supply, except where such failure to supply is the result of PRONOVA’s gross negligence or intentional misconduct.

(d)                                 Failure to Supply for Reasons Other Than Force Majeure. In the event PRONOVA is unable to supply to RELIANT its total requirements of the API for the Product and any Additional Products ordered in accordance with this Section 5 for a reason other than a Force Majeure (a “Non-Force Majeure Failure to Supply”), then PRONOVA shall use commercially reasonable efforts to ensure deliveries of the API to RELIANT from third parties and at no increased cost to RELIANT; provided, however, that to the extent, in the exercise of such commercially reasonable efforts, PRONOVA is required to pay more than the then applicable Base Supply Price for Trade Product applicable under Section 7.1 of this Agreement for any such API procured from a third party, RELIANT will (in addition to payment of the Base Supply Price) bear fifty percent (50%) of the incremental cost of such API above then applicable Base Supply Price for Trade Product applicable under Section 7.1 of this Agreement, so long as PRONOVA’s inability to deliver API is not due to the gross negligence or intentional misconduct of PRONOVA. If during the term if this Agreement PRONOVA, for a period of at least four (4) consecutive months has been unable to supply to RELIANT as a result of a Non-Force Majeure Failure to Supply (or otherwise obtain for RELIANT pursuant to this Section 5.12(d)), RELIANT’s total requirements of the API for the Product and any Additional Products ordered in accordance with this Section 5, then RELIANT shall be free to obtain its requirements for API from a Third Party Manufacturer, in which event PRONOVA shall bear fifty percent (50%) of the incremental cost of such API above then applicable Base Supply Price for Trade Product applicable under Section 7.1 of this Agreement. In addition, PRONOVA shall, free of charge (but subject to reasonable confidentiality undertakings), (i) provide such reasonable technical assistance and (ii) grant such licenses or other rights (at no additional cost to RELIANT or any other party) as are necessary to enable such Third Party Manufacturer to meet RELIANT’s supply requirements for API without infringing patent rights or engaging in any misappropriation of know-how owned or controlled by PRONOVA; provided, however, RELIANT shall (subject to reasonable confidentiality undertakings) be free to communicate with potential Third Party Manufacturers and provide them with information in RELIANT’s possession regarding the API at any time following the occurrence of a failure to supply. As soon as PRONOVA is again able to deliver all of RELIANT’s requirements of the API, PRONOVA shall notify RELIANT and RELIANT shall have 120 days to resume procuring its requirements for the API from PRONOVA and shall discontinue any and all purchases from Third Party Manufacturers; provided, however, that PRONOVA shall reimburse RELIANT for any costs associated with such discontinuation up to an amount which shall not exceed USD one (1) million or, in the event that PRONOVA shall not have qualified an additional manufacturing site as contemplated in Section 5.13 prior to such failure to supply, USD three (3) million. In such event, the Parties shall negotiate in good faith the reinstatement of any minimum purchase requirements under Section 6 of this Agreement, taking into account any purchases of API by RELIANT from other manufacturing sources. RELIANT agrees that PRONOVA’s maximum liability to RELIANT for a Non-Force Majeure Failure to Supply shall be equal to all amounts paid by or on behalf of RELIANT to PRONOVA in connection with the signing of this Agreement pursuant to Section 4.1 (as set out in Schedule 4.1) (i.e., the initial up front payment, excluding any subsequent Approvable Letter or final FDA approval payments paid pursuant such provisions) and that receipt of payment of such amounts shall be RELIANT’s sole remedy for a Non-Force Majeure Failure to Supply; provided, however, that such limitation on liability and remedies shall not apply in the event that such failure to supply is the result of PRONOVA’s gross negligence or intentional misconduct, but shall otherwise be subject to the limitations under Section 16.4.

5.13                           Continuity of Supply. The Parties agree that promptly following the date of this Agreement, they shall meet and determine appropriate measures to qualify an additional manufacturing site. PRONOVA agrees to use commercially reasonable efforts to qualify an additional manufacturing site prior to the later of (a) one (1) year following the final FDA approval of the Product for the indication HTG or (b) one (1) year following PRONOVA’s receipt of the Registration(s) from Abbott. The License restrictions set out in Section 2.1 with respect to PRONOVA shall not restrict PRONOVA from establishing additional manufacturing sites in Puerto Rico or other parts of the Territory (and PRONOVA shall provide RELIANT with reasonable advance written notice thereof).

6.                                      MINIMUM PURCHASE LEVELS

6.1                                 Base Minimum Purchase Levels. Provided that PRONOVA is not in breach of its supply obligations under Section 5, this Agreement will be subject to RELIANT making at least the following purchases of API for Trade Product (the “Base Minimum Purchase Levels”) during the first twelve month period following the First Commercial Sale and every 12-month period thereafter (each a “Commercialization Year”):

•                  1st Commercialization Year: USD 6,000,000.

•                  2nd Commercialization Year: USD 19,000,000.

•                  3rd Commercialization Year and each subsequent year through 2013: USD 30,000,000.

•                  2014 and beyond: USD 12,000,000.

The Minimum Purchase Level may be reached by RELIANT by purchasing API for Sample Product at the price for Trade Product, or by paying the difference between actual Trade Product bought during the respective Commercialization Year and the Minimum Purchase Level in that year.

6.2                                 Adjustment to Minimum Purchase Levels. The Parties shall, after the 5th Commercialization Year, negotiate in good faith to adjust the Base Minimum Purchase Levels as set out in this Section 6, with effect from the 6th Commercialization Year until 2014, provided that such adjustment is reasonable taking into account major developments in the macro-economic environment since the signing of this Agreement.

6.3                                 Effect of Product Material Adverse Event. Following a Product Material Adverse Event, the Parties shall confer and agree upon reduced Base Minimum Purchase Levels that reflect the effect of the Product Material Adverse Event and taking into account the effect on Net Sales of the Product during the one year period following the Product Material Adverse Event, which reduced levels shall be agreed upon no later than thirty (30) days following the first anniversary of the date of Product Material Adverse Event. The revised Base Minimum Purchase Levels shall be retroactively effective from and after the date of the Product Material Adverse Event; provided, however, that until such time as the Parties agree to the revised Base Minimum Purchase Levels, RELIANT shall not be obligated to comply with the Base Minimum Purchase Levels under this Section 6 and shall not be in breach of this Agreement as a result thereof. Failure to reach agreement on revised Base Minimum Purchase Levels shall be resolved through arbitration in accordance with this Agreement. In addition, following a Product Material Adverse Event, the Parties shall confer and agree upon any other appropriate revisions to RELIANT’s obligations with respect to the development and commercialization of the Product pursuant to this Agreement, and RELIANT’s obligations and PRONOVA’s rights under Sections 5.2, 5.4 and 8 shall be suspended until such time as the Parties shall have reached a mutual agreement regarding appropriate revisions thereto.

7.                                      SUPPLY PRICE AND ROYALTY

7.1                                 Base Supply Price; Payment Mechanism; Audit Right. Subject to adjustment pursuant to Section 7.4 and/or Section 7.5, RELIANT shall pay the following price (the “Base Supply Price”) per kilogram for the Product for delivery FOB Sandefjord, Norway (Incoterms 2000), freight and tariffs/taxes to be paid by RELIANT:

•                              USD [***] per kilogram for Product used as Sample Product.

•                              USD [***] per kilogram for Product used as Trade Product.

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All Product shall initially be purchased by RELIANT from PRONOVA at the Sample Product price. Within thirty (30) days after the end of each calendar month following the First Commercial Sale, RELIANT shall provide PRONOVA with a written report (a “Trade Product Report”) indicating the amount of Product that RELIANT has packaged, or caused to be packaged, as Trade Product and Sample Product during such month and shall remit therewith a true-up payment equal to the amount of the Product packaged as Trade Product during such month, multiplied by the difference between the Base Supply Price for Sample Product and the Base Supply Price for Trade Product applicable at the time such Product was purchased by RELIANT hereunder. The Trade Product Report shall be accompanied by such documentation as PRONOVA shall reasonably request (including, as applicable, documentation from the packager of the Product) to evidence the amount of Product packaged as Trade Product and as Sample Product during such month. Not more than once per year, PRONOVA shall have the right to cause an independent, certified public accountant reasonably acceptable to RELIANT, at reasonable times and upon reasonable written notice, to examine such records of RELIANT and/or any of RELIANT’s third party packager of the Product as may be necessary for the sole purpose of verifying the calculation and accuracy of the Trade Product Reports, and the correctness of any payments made pursuant thereto. All results of any such examination shall be made available to RELIANT and RELIANT may share such results with any third party packager of the Product. In the event that any audit reveals inaccuracies in the amount of any payments that were paid by RELIANT to PRONOVA, then the overpayment or underpayment amount, as the case may be, shall be paid within thirty (30) days after receipt of the final audit report. In addition, if the underpayment is in excess of five percent (5%) of the amount that actually should have been paid by RELIANT to PRONOVA, then RELIANT shall reimburse PRONOVA for the reasonable cost of such audit and PRONOVA shall have the right to an additional audit within one calendar year after such audit.

7.2                                 Royalty. In addition to the Base Supply Price, RELIANT shall pay to PRONOVA for the supply of the API (including any API supplied by a Third Party Manufacturer under Section 5.12(c) or 5.12(d)) for the Product and each Additional Product as a contingent supply price in the form of a royalty fee. The royalty fee shall be as follows: (i) in respect of the license of the Patents hereunder, [***] percent ([***]%) of the Net Sales of the Product until midnight of the day of expiration of the last to expire of the Patents; and (ii) in respect of the license of the Product Know-How hereunder, [***] percent ([***]%) of the Net Sales of the Product during the term of this Agreement. The royalty fees for each Additional Product, based on the Net Sales for each such Additional Product, are set out in Schedule 7.2. The royalty fees for each Additional Product shall be based [***] in respect of the license of Patents applicable thereto and [***] in respect of the license of Product Know-How applicable thereto. The royalty fee for Products and Additional Products shall be payable to PRONOVA on a semi-annual basis, so that the fee for the first six (6) months of each Commercialization Year is payable thirty (30) days after the end of this period, and the fee for the last six (6)

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months of each Commercialization Year is payable thirty (30) days after the end of that period. At the same time as payments are made, an external auditor agreeable to both parties shall, at RELIANT’s cost, confirm the Net Sales. PRONOVA shall have the right to appoint an independent internationally recognized audit firm, reasonably acceptable to RELIANT, to audit the books of account of RELIANT in order to determine whether Reliant has properly reported and accounted for any royalty payments due to PRONOVA pursuant to this Section 7.2. Audits may be performed during regular business hours, not more than once in any calendar year during the term and upon reasonable prior notice to RELIANT. The audit fees shall be borne by PRONOVA unless such auditor determines that the amount actually due PRONOVA, in the aggregate, exceeds the greater of (a) USD 50,000 and (b) seven and one-half percent (7.5%) of the amounts paid by RELIANT hereunder, in which case the audit fees shall be borne by RELIANT, and PRONOVA shall be entitled to perform audits twice during the next succeeding calendar year.

7.3                                 Additional Royalty Following Approval of Post-myocardial Infarction Indication. If an FDA approval of the Product for the indication post-myocardial infarction has been obtained so that the Product can be marketed and sold for this indication in the Territory and provided that such indication is covered by a valid patent in the Territory held by Pharmacia Italia S.p.A., RELIANT shall pay an additional royalty fee to Pharmacia Italia S.p.A (as described on Schedule 7.3), such additional royalty fee not to exceed [***] percent ([***]%) of net sales set out in Schedule 7.3. The royalty fee shall be payable in accordance with this Agreement but subject to the conditions set out in Schedule 7.3. PRONOVA (i) represents and warrants to RELIANT that, as of the date of this Agreement, PRONOVA is not party to any other agreements, licenses or arrangements pursuant to which a royalty, license fee or similar payment would be due from RELIANT in the event that the Product is approved for any other indications other than HTG and post-myocardial infarction, and (ii) covenants to RELIANT that, during the term of this Agreement, PRONOVA shall not enter into any other agreements, licenses or arrangements pursuant to which a royalty, license fee or similar payment would be due from RELIANT in the event that the Product is approved for any other indications other than HTG and post-myocardial infarction. In addition to the foregoing, the Parties shall cooperate with each other regarding matters related to the patent that Pharmacia Italia S.p.A is seeking in the Territory referenced in Schedule 1.22.

7.4                                 CPI Adjustment to Base Supply Price. The Base Supply Price will be adjusted up or down at the beginning of every calendar year [***].

7.5                                 Additional Adjustment to Base Supply Price. In addition to the adjustment under Section 7.4, the Base Supply Price will also be adjusted up or down at the beginning of every calendar year by an amount equal to [***]

7.6                                 Payment Terms. With respect to any delivered Product, RELIANT shall pay the Base Supply Price within thirty (30) days after receipt of PRONOVA’s invoice in accordance with this Section 7.

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8.                                      MARKETING AND PROMOTION

8.1                                 In General. RELIANT shall be responsible for the marketing and promotion of the Product in the Territory and shall bear all costs in this regard unless the Parties otherwise agreed in advance in writing. Such marketing and promotion shall be in or directed to the Territory, and shall be in accordance with any and all applicable laws and regulations. Pursuant to the terms of  Section 2.9, including the limitations set forth in Section 2.9, RELIANT is free to use its Affiliates and third parties to fulfill its obligations to encapsulate, label, package, distribute, market, detail, promote and sell the Product, but shall ensure their compliance with applicable laws and regulations.

8.2                                 Sales Force. RELIANT shall have a sales force of at least [***] representatives actively detailing the Product for the first [***] years after the First Commercial Sale.

9.                                      IMPROVEMENTS AND INVENTIONS

9.1                                 RELIANT Improvements. RELIANT shall be the sole owner of any discoveries, improvements, inventions, and/or proprietary technology arising from the development of the Product or any Additional Product invented solely by RELIANT or any of RELIANT’s subsidiaries, sublicensees or agents, including but not limited to any modifications such as new formulations or dosage forms, whether patentable or not (collectively, the “RELIANT Improvements”). Except as may otherwise be agreed to by the Parties or required by other contractual obligations of RELIANT, PRONOVA shall have a non-exclusive, world-wide, perpetual, fully paid up, royalty free right (including free of any other payment) to make use of any RELIANT Improvement for Other Products, subject in each case to the rights and obligations of the Parties under this Agreement. In addition, PRONOVA shall have the right to grant sublicenses to PRONOVA’s Affiliates or to other licensees to use such RELIANT Improvements for Other Products; provided, however, that before RELIANT initiates any development programs in which such RELIANT Improvements are conceived or first reduced to practice, whether directly or through one or more Affiliates or other sublicensees, RELIANT may discuss with PRONOVA terms and conditions for such use, and any such terms and conditions agreed by the Parties prior to the initiation of such development programs shall apply to the grant of any such licenses or sublicenses to or by PRONOVA as contemplated by this sentence.

9.2                                 PRONOVA Improvements. PRONOVA shall be the sole owner of any discoveries, improvements, inventions, and/or proprietary technology arising from the development of the API, the Product or any Additional Product invented solely by PRONOVA or any of PRONOVA’s subsidiaries, licensees or agents, including but not limited to any modifications such as new formulations or dosage forms, whether patentable or not (collectively, the “PRONOVA Improvements”). Except as may otherwise be agreed to by the Parties or required by other contractual obligations of PRONOVA, the Intellectual Property Rights shall automatically be deemed to include any PRONOVA Improvement relating to the use for a Cardiovascular Indication of any prescription or OTC pharmaceutical product containing Omega-3 fatty acids as an active ingredient. In addition, RELIANT shall have the right to grant sublicenses to RELIANT’s Affiliates to use such PRONOVA Improvements; provided, however, that before PRONOVA initiates any development programs in which such PRONOVA

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Improvements are conceived or first reduced to practice, whether directly or through one or more Affiliates or other licensees, PRONOVA may discuss with RELIANT terms and conditions for such use, and any such terms and conditions agreed by the Parties prior to the initiation of such development programs shall apply to the grant of any such licenses or sublicenses to or by RELIANT as contemplated by this sentence.

9.3                                 Joint Improvements. Any discoveries, improvements, inventions, and/or proprietary technology arising from the development of the API, the Product, any Additional Product or Other Product invented jointly by RELIANT, any of RELIANT’s subsidiaries, sublicensees or agents, and PRONOVA or any of PRONOVA’s subsidiaries, licensees or agents, including but not limited to any modifications such as new formulations or dosage forms, whether patentable or not (collectively, the “Joint Improvements” and, together with RELIANT Improvements and PRONOVA Improvements, referred to herein as the “Improvements”) shall be jointly owned by RELIANT and PRONOVA and each Party shall have the right to use and exploit such Joint Improvements without the other Party’s consent or any duty to account to the other Party for such use or exploitation. With regard to Joint Improvements, each Party may publish information regarding technical developments and/or research findings made jointly by both of the Parties. With respect to such publications, each Party agrees to submit a copy of any proposed publication to the other Party at least thirty (30) days prior to submission for publication in order to allow the other Party to determine whether any subject matter to be published warrants patent protection. In such case, the other Party will identify such subject matter requiring protection and notify the publishing Party thereof. The publishing Party hereby agrees to delay publication of such subject matter for a period of time mutually agreeable to the parties (but in no case for less than thirty (30) days after any notification of the other Party’s desire for patent protection) in order to permit the Parties, whether solely or jointly, to file U.S. and/or foreign patent applications prior to the publication date that would prevent the Parties from obtaining valid patent rights in the relevant subject matter.

9.4                                 Notice. During the term of this Agreement, each Party shall promptly inform the other Party in writing of any Improvement developed by or on behalf of such Party or any of such Party’s Affiliates, permitted licensees or agents relating to the Product or any Additional Product, whether patentable or not.

9.5                                 Patent Protection. Each of Party may, in its own name and at its own expense and in its sole discretion, obtain, maintain and/or extend any patents or other proprietary rights in connection with such Party’s respective Improvements and shall do so jointly (or in such other manner as they may agree) with respect to Joint Improvements.

9.6                                 Ability to File Patent Applications. In the event either Party (or, as applicable, such Party’ s Affiliate, permitted licensee or agent) decides not to file patent applications regarding such Party’s Improvements within 120 days after the written request of the other Party to do so, then such other Party shall be entitled to file such patent application in its own name and at its own expense, and the non-filing Party shall, upon request of the filing Party, and against reimbursement of out-of-pocket expenses, cooperate (or, as applicable, cause such non-filing Party’ s Affiliate, permitted licensee or agent to cooperate), in good faith with the filing Party in making such filing.

9.7                                 Marking. RELIANT shall mark all Products and Additional Products made, sold or imported in the Territory in accordance with 35 U.S.C. 287(a).

10.                               RIGHT OF NEGOTIATION FOR CERTAIN ADDITIONAL PRODUCTS

10.1                           Right of First Negotiation. During the term of this Agreement, PRONOVA shall not develop, promote, market, sell, offer to sell or otherwise commercialize in the Territory any Additional  Product for a Non-Cardiovascular Indication (for the purposes of this Section 10, each such Additional Product, a “ROFN Product”) (it being agreed that, in the event such ROFN Product is a Combination Product, for the purposes of this Section 10 the term “ROFN Product” shall include any additional Combination Products incorporating substantially the same active pharmaceutical ingredients arising from the same development effort as the original ROFN Product), unless PRONOVA shall have first offered in a written notice (the “Offer Notice”) to RELIANT the right to participate in the development of, and to obtain exclusive commercialization rights for, such ROFN Product in the Territory, specifying the terms and conditions thereof, which terms and conditions may include a requirement that RELIANT commit to a minimum purchase obligation of the ROFN Product. RELIANT shall have sixty (60) days (the “Offer Period”) from the date of its receipt of the Offer Notice to accept the offer to commercialize the ROFN Product in the Territory upon such terms and conditions contained in the Offer Notice. In the event that RELIANT shall fail to respond in writing accepting the terms and conditions of the Offer Notice prior to the expiration of the Offer Period, RELIANT shall be deemed to have rejected the offer. During the Offer Period, unless RELIANT rejects the offer contained in the Offer Notice in writing PRONOVA shall not offer to, solicit or accept offers for, negotiate or otherwise discuss such ROFN Product opportunity with any other person or entity for the purpose of developing and commercializing such ROFN Product in the Territory.

10.2                           Right of PRONOVA to Offer to Third Party. In the event RELIANT does not exercise its right of first negotiation under Section 10.1 prior to the expiration of the Offer Period, PRONOVA shall be free to offer to any third party, the right to participate in the development and commercialization of the ROFN Product in the Territory provided that the third party accepts terms and conditions, which taken as a whole are as favorable or more favorable to PRONOVA than those set forth in the Offer Notice.

10.3                           Time Limit. If PRONOVA shall not have entered into a definitive agreement with such third party within eighteen (18) months following the end of the Offer Period, then any commercialization of the ROFN Product in the Territory shall again become subject to the provisions of Section 10.1 and Section 10.2, and RELIANT’s rights thereunder.

10.4                           Independent Rights. The Parties acknowledge and agree that RELIANT’s rights as set forth in this Section 10 are independent rights which RELIANT may exercise separately, and for which the obligations set forth in this Section 10 shall apply separately, for each ROFN Product.

11.                               RESEARCH AND DEVELOPMENT

11.1                           Co-Operation Regarding Clinical Testing Programs. PRONOVA has the intention to develop and perform programs for clinical testing of the Product in co-operation with its licensees. If PRONOVA wishes to develop and perform such programs with RELIANT, the Parties shall agree upon the terms and conditions for such co-operation including sharing of costs.

11.2                           Clinical Studies Regarding Product. Except as required by applicable Regulatory Requirements or as may be necessary to maintain the Registration for the Product or Phase IV clinical studies with respect to the Product in respect of any indication covered by the FDA-approved label for the Product, any right of RELIANT to initiate any clinical or pre-clinical studies relating to the Product shall be subject to the Development Intention Notice and Development Objection Notice procedures set forth under Section 2.3.

11.3                           FDA-Required Clinical Trials. If the Regulatory Authorities in the Territory require post marketing clinical trials after the FDA approval of the Product for the indication HTG, RELIANT shall be responsible for performance and cost; provided, however, that in the event that RELIANT determines that it no longer desires to continue to fund such development costs, it may cease such funding with reasonable notice to PRONOVA beforehand so that PRONOVA may arrange funding such that such studies are not interrupted or otherwise compromised and transfer the Registration for the Product to PRONOVA free of charge; provided, however, that in the event that PRONOVA sells or licenses the Registration to any third party, otherwise receives compensation from any third party in respect of the Registration, or acquires rights with respect to the foregoing,  during the two (2) year period following the date on which the Registration is retransferred to PRONOVA hereunder, PRONOVA shall pay [***] percent ([***]%) of the net amount of such proceeds (reduced by PRONOVA’s transaction costs) to RELIANT, such amounts to be paid within thirty (30) days after receipt by PRONOVA.

11.4                           Right of First Negotiation Regarding Development Opportunities. In addition to any other rights or restrictions set forth in this Agreement, PRONOVA agrees that during the term of this Agreement, PRONOVA shall not initiate, conduct, assist with, partner with any third party for or otherwise engage in any clinical development with respect to any prescription or OTC pharmaceutical product that contains Omega-3 fatty acids as an active ingredient and that is covered by patent rights owned or controlled by PRONOVA (other than through any license granted by the third party in connection with such clinical development), either alone or in combination with one or more active ingredients, that PRONOVA intends, directly or indirectly, to commercialize in the Territory (each such prescription or OTC pharmaceutical product, together with additional products arising from the same development effort, a “Development Opportunity”), unless PRONOVA shall have first offered in a written notice (the “Development Opportunity Offer Notice”) to RELIANT the right to partner with PRONOVA with respect to such Development Opportunity or otherwise acquire rights in the Territory for any products, processes or other intellectual property rights resulting from such Development Opportunity, specifying the terms and conditions thereof. RELIANT shall have sixty (60) days (the “Development Opportunity Offer Period”) from the date of its receipt of the Development Opportunity Offer Notice to accept the offer to partner with PRONOVA for, or otherwise acquire rights in respect of, such Development Opportunity, upon such terms and conditions contained in the Development Opportunity Offer Notice. In the event that RELIANT shall fail to respond in writing accepting the terms and conditions of the Development Opportunity Offer Notice prior to the expiration of the Development Opportunity Offer Period, RELIANT shall be deemed to have rejected the offer. During the Development

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Opportunity Offer Period, unless RELIANT rejects the offer contained in the Development Opportunity Offer Notice in writing PRONOVA shall not offer to, solicit or accept offers for, negotiate or otherwise discuss such Development Opportunity with any other person or entity.

11.5                           Right of PRONOVA to Offer to Third Party. In the event RELIANT does not exercise its right of first negotiation under Section 11.4 prior to the expiration of the Development Opportunity Offer Period, PRONOVA shall be free to offer to any third party the right to partner with PRONOVA with respect to such Development Opportunity or otherwise acquire rights in the Territory for any products, processes or other intellectual property rights resulting from such Development Opportunity, provided that the third party accepts terms and conditions, which taken as a whole are as favorable or more favorable to PRONOVA than those set forth in the Development Opportunity Offer Notice and subject in all cases to the terms, conditions and restrictions under this Agreement (including, without limitation, the provisions of Section 2.6 hereof).

11.6                           Time Limit. If PRONOVA shall not have entered into a definitive agreement with such third party within eighteen (18) months following the end of the Development Opportunity Offer Period, then such Development Opportunity shall again become subject to the provisions of Section 11.4 and Section 11.5, and RELIANT’s rights thereunder.

11.7                           Independent Rights. The Parties acknowledge and agree that RELIANT’s rights as set forth in Sections 11.4, 11.5 and 11.6 are independent rights which RELIANT may exercise separately, and for which the obligations set forth in such sections shall apply separately, for each Development Opportunity.

12.                               TRADEMARK

12.1                           Product Trademark. RELIANT shall encapsulate, package, distribute, market and sell the Product in the Territory under the Omacor® Trademark or, subject to PRONOVA’s consent, not to be unreasonably withheld, delayed or conditioned, any other trademark RELIANT may select. The use of the Omacor® Trademark in connection with RELIANT’s encapsulation and packaging of the Product shall be approved by PRONOVA in writing in advance, such approval not to be unreasonably withheld, delayed or conditioned. RELIANT shall only use the Trademark in accordance with the specifications set forth in Schedule 1.35. The Parties shall discuss trademarks to be used for any Additional Products, but RELIANT shall be under no obligation to use any of PRONOVA’s Trademarks for any Additional Products developed by RELIANT. Other than the Trademarks, any other trademark used by RELIANT for the Product or any Additional Product shall, as between RELIANT and PRONOVA, be owned solely by RELIANT.

12.2                           Use of Product Trademark; RELIANT Trademarks. The Omacor® Trademark is registered in the name of PRONOVA and shall be exclusively licensed to RELIANT for use on the Product and the Additional Products in the Territory (it being agreed that no other party, including PRONOVA, shall have the right to use the Omacor® Trademark in the Territory for any other product or purpose during the term of this Agreement). In addition, the Parties shall provide a mechanism for internet users of the omacor.com website who are located in the Territory to be routed to internet pages controlled by RELIANT for the purpose of marketing the Product and Additional

Products in the Territory. RELIANT shall comply with any requirements established by PRONOVA concerning the style, design, display and use of the Trademarks; to correctly use the trademark symbol ™ or registration symbol ®  with every use of the mark and to use the registration symbol ®  upon receiving notice of registration of the mark from PRONOVA. The Omacor® Trademark shall not be used by RELIANT for any other product marketed or sold or any purpose whatsoever by RELIANT, whether inside or outside of the Territory. Each of PRONOVA and RELIANT agrees not to produce, license, sell or distribute in the Territory, at any time, during the term of this Agreement, directly or indirectly, any other product whose trademark, trade name or other designation is confusingly similar to the Omacor® Trademark. Notwithstanding the foregoing, the Parties agree that RELIANT may use any of the trademarks identified on Schedule 12.2 (the “RELIANT Trademarks”) in connection with the commercialization of other pharmaceutical products and that PRONOVA will not oppose RELIANT’s use of any of such trademarks or otherwise claim such trademarks are confusingly similar to the Omacor® Trademark. As applicable, PRONOVA shall comply with the foregoing provisions in respect of any RELIANT Trademarks used for the Product or any Additional Product.

12.3                           PRONOVA Ownership. RELIANT hereby agrees to and recognizes PRONOVA’s exclusive ownership or license rights of the Trademarks and the renown of the Trademarks. RELIANT agrees not to take any action inconsistent with such ownership and further agrees to take any action, at PRONOVA’s expense, which PRONOVA reasonably deems necessary to establish and preserve PRONOVA’s exclusive rights in and to the Trademarks in the Territory including cooperating in the registration of the Trademarks on the trademark registry or other appropriate registration procedure in the Territory.

12.4                           RELIANT Ownership. PRONOVA hereby agrees to and recognizes RELIANT’s exclusive ownership or license rights of the RELIANT Trademarks and the renown of the RELIANT Trademarks. PRONOVA agrees not to take any action inconsistent with such ownership.

12.5                           Maintenance of Trademarks. PRONOVA shall pay all fees and taxes, and shall use commercially reasonable effort to satisfy all requirements of Governmental Authorities (with appropriate assistance from RELIANT, as described herein below), for keeping the Trademarks in full force and effect in the Territory.

12.6                           Notice of Infringement. In the event that either Party becomes aware of any actual or threatened infringement of the Trademarks or any other trademarks used in respect of the Product or any Additional Product, that Party shall forthwith inform the other Party in writing of all details available concerning the said infringement.

12.7                           Infringement Action. It is vested in PRONOVA’s own discretion to decide whether an infringement of the Trademarks actually does occur and how, if appropriate, to respond. The costs of such responses shall be borne by PRONOVA and PRONOVA shall retain all recoveries obtained through such responses. RELIANT shall in all such responses assist PRONOVA to all reasonable extents free of charge, other than RELIANT’s out of pocket expenses. If PRONOVA decides not to institute litigation in respect of a possible infringement of any Trademarks, RELIANT shall be entitled to institute appropriate legal action as further described in Section 14, and PRONOVA shall in all such actions assist RELIANT to all reasonable extents free of charge, other than PRONOVA’s out of pocket expenses.

12.8                           No Confusion. RELIANT shall not adopt, use, or register any acronym, trademark, trade names, service mark or other marketing name that is confusingly similar to the Trademarks or the PRONOVA name, and shall not use the Trademarks or the PRONOVA name other than in connection with the packaging, labeling and commercialization of the Product and the Additional Products pursuant to this Agreement. PRONOVA shall not adopt, use, or register any acronym, trademark, trade names, service mark or other marketing name that is confusingly similar to RELIANT Trademarks or the RELIANT name, and shall not use the RELIANT Trademarks or the RELIANT name other than as may be agreed to by RELIANT pursuant to this Agreement.

12.9                           Quality Control. PRONOVA shall have the right to monitor and observe RELIANT’s encapsulation, packaging, marketing, selling and distribution of Products and Additional Products for the purpose of protecting and maintaining the standards of quality established by PRONOVA for products sold under the Trademarks. RELIANT shall permit PRONOVA’s authorized personnel to enter RELIANT’s premises at all reasonable times, with reasonable advance notice, to inspect RELIANT’s encapsulation, packaging, marketing, selling and distribution facilities and operations, and to inspect and test all Products and Additional Products produced for sale under the Trademarks. RELIANT shall, upon request from PRONOVA from time to time at PRONOVA’s discretion, without undue delay send samples of advertising and promotional materials, as well as goods and promotional and advertising materials bearing or sold under the Trademarks, and any other documents which may permit PRONOVA to determine whether the Product or Additional Product and Trademarks used meet the standards, specifications and directions approved by PRONOVA. If PRONOVA at any time finds that any of such Products being sold under the Trademarks are not being encapsulated, packaged, marketed, sold or distributed in accordance with standards of quality acceptable to PRONOVA or have been packaged in a misleading or deceptive manner, or otherwise have been encapsulated, packaged, marketed, sold or distributed in a manner in violation of Section 12.1 of this Agreement, PRONOVA may notify RELIANT in writing of such deficiencies, and RELIANT shall use its commercially reasonable efforts to correct such deficiencies as soon as practicable thereafter. With respect to third parties performing any activities in respect of the Product or any Additional Product hereunder, RELIANT shall obtain for the benefit of PRONOVA inspection opportunities consistent with the foregoing.

13.                               PROSECUTION OF PATENTS AND TRADEMARKS; INFRINGEMENT

13.1                           Patent and Trademark Prosecution. PRONOVA undertakes during the term of this Agreement to use commercially reasonable efforts to obtain, maintain and defend the Patents and the Trademarks entirely at PRONOVA’s expense. PRONOVA shall control the preparation, prosecution and maintenance of the Patents and the Trademark. Neither PRONOVA nor any of its Affiliates shall abandon any of the Patents or Trademarks, without first notifying RELIANT in writing of such intended abandonment, and providing RELIANT the opportunity to acquire such Patent or Trademark.

13.2                           Notification. If either Party shall learn of (i) any claim or assertion that the manufacture, use, sale, labeling, packaging, promotion, distribution or other commercialization of the Product or any Additional Product, or the use of the Intellectual Property Rights related to the Product or any Additional Product, infringes, misappropriates or otherwise violates the intellectual property rights of any third party, or (ii) the actual or threatened infringement, misappropriation or other violation by any third party of the Intellectual Property Rights or other intellectual or industrial property rights of either Party or any of its Affiliates related to the Product or any Additional Product, then the Party becoming so informed shall as soon as reasonably practicable, notify the other Party of such claim or assertion, or actual or threatened infringement, misappropriation or other violation. The Parties agree to confer in good faith regarding such potential infringement risk and to explore reasonable alternatives for avoiding such risk and to provide such information to each other as either Party may reasonably request.

13.3                           Infringement of Third Party Intellectual Property Rights. In the event a claim of infringement of a third party’s intellectual property rights arising from the manufacture of the API, the importation of the API into the Territory, or the use or sale of the API in the Product or any Additional Product with a Cardiovascular Indication, is brought against either Party, PRONOVA shall defend such action at its own cost and expense in accordance with Section 13.4 and take either or both of the following actions simultaneously or sequentially:

(a)                                  defend the claim and indemnify and hold harmless RELIANT, its Affiliates,  directors, officers, employees, representatives, consultants and agents (the “RELIANT Infringement Indemnitees”) as set forth in Section 13.4 below; and/or

(b)                                 obtain for itself and the benefit of RELIANT the right, through license or otherwise, to utilize the technology upon which the claim of infringement was based. Such rights obtained by PRONOVA from a third party under this Section 13.3(b) shall be licensed or sublicensed to RELIANT as part of the License hereunder.

In connection with the foregoing, PRONOVA, at its option and expense, may dispose of such claim or may conduct the defense of such suit in its own discretion; provided, however, that PRONOVA shall not settle any such claim, suit or action if such settlement would impose on RELIANT the obligation to pay any damages or otherwise adversely affect RELIANT’s rights and obligations under the this Agreement, including, without limitation, requiring RELIANT to transfer any rights in or to the Patents or Trademarks, or become subject to an injunction, and so long as such settlement does not conflict with this Agreement. RELIANT will cooperate with PRONOVA in the defense and settlement of any such claim.

13.4                           Additional Provisions Regarding Infringement of Third Party Intellectual Property Rights. If PRONOVA cannot obtain the rights as set forth in Section 13.3 on commercially reasonable terms, PRONOVA and RELIANT shall meet to discuss appropriate strategies and, as necessary, modifications to this Agreement as a result of such third party claim and PRONOVA shall provide RELIANT with reasonable opportunity to participate in any actions or other matters related to such third party claim. In the event that, notwithstanding the foregoing, the Parties are unable to reach a mutually satisfactory solution within one hundred twenty (120) days following their initial meeting, either Party may terminate this Agreement and the License granted to RELIANT hereunder in which event PRONOVA shall refund to RELIANT an amount equal to the aggregate of all payments made by RELIANT to PRONOVA pursuant to Sections 4.1 and 4.2 (which amount shall be reduced by twenty percent (20%) on each anniversary of the date of first commercial sale of the Product or, if earlier, the first Additional Product – i.e., no refund will be available following the fifth (5th) anniversary).

13.5                           Infringement Indemnification. Notwithstanding any other provisions of this Agreement, PRONOVA will defend, indemnify and hold harmless RELIANT Infringement Indemnitees, from and against any and all Losses (as defined in Section 16.1) suffered or incurred by RELIANT Infringement Indemnitees resulting from any claims by any third party that RELIANT’s or any RELIANT Infringement Indemnitee’s exercise of the rights granted hereunder as a result of or arising from the manufacture of the API, the importation of the API into the Territory, or the use or sale of the API in the Product or any Additional Product with a Cardiovascular Indication, infringes or violates any license, patent, copyright, trademark or other intellectual property right of that third party; provided, however, that PRONOVA shall have no obligation to indemnify any RELIANT Infringement Indemnitee pursuant to this Section 13.5 to the extent such claim arises from violation of law, use of trademarks other than the Trademarks or its negligent or intentionally wrongful conduct by any RELIANT Infringement Indemnitee, or from the presence or use in a Combination Product of an active or inactive ingredient other than API, it being expressly understood that RELIANT’s exploitation of the license and rights granted hereunder in accordance with the terms of this Agreement shall not be deemed a violation of law or intentional or negligent as pertaining to violation of another party’s intellectual property rights.

14.                               THIRD PARTY INFRINGEMENT

14.1                           Notification. Each Party will notify the other Party if it becomes aware of the activities of any third party in the Territory that are believed to infringe any of the Intellectual Property Rights and shall supply the other Party with any evidence available to it pertaining to the infringement. The Parties shall consult as to a potential litigation strategy or strategies against the alleged infringer and shall use commercially reasonable efforts to terminate such alleged infringement without litigation.

14.2                           Action by PRONOVA. If the efforts of the Parties are not successful in abating the alleged infringement, then PRONOVA shall have the right, but not the obligation, to bring an appropriate suit or action against such infringement, at its own expense. RELIANT shall cooperate in any such infringement action and agrees to execute all documents and perform such other acts as may be reasonably requested by PRONOVA (including but not limited to consent to be joined as a nominal party plaintiff in such action), at PRONOVA’s expense. Neither PRONOVA nor any of its Affiliates shall enter into any settlement, consent or other resolution of any such action or suit that would reasonably be expected to adversely affect RELIANT’s rights under this Agreement or the commercialization of the Product or any Additional Product by RELIANT in the Territory, without RELIANT’s prior written consent, such consent not to be unreasonably withheld. In addition to the foregoing, if RELIANT so desires, it may join such action at its own expense, and PRONOVA shall not oppose any attempt by RELIANT to join, or otherwise intervene in such action; provided, however, that, notwithstanding any provision herein to the contrary, RELIANT shall not be precluded from seeking, in its own independent cause of action, the recovery of damages resulting from its own lost sales, price erosion or similar damages suffered or incurred by RELIANT, in each case outside the scope of this Agreement.

14.3                           Action by RELIANT. In the event PRONOVA and/or any of its Affiliates are unable to or elect not to commence an action against the third party responsible for the alleged infringement or misappropriation within one hundred twenty (120) days of the date on which PRONOVA becomes aware of such infringement (or, if reasonably possible, such shorter period as may be required to permit RELIANT to sufficiently pursue such action following such inability or election), then RELIANT may, but shall not be required to, prosecute the alleged infringement or threatened infringement. PRONOVA agrees to cooperate in any such infringement action and agrees to execute, or cause to be executed, all documents and perform such other acts as may be reasonably requested by RELIANT (including but not limited to consent to be joined as a nominal party plaintiff in such action), at RELIANT’s expense. RELIANT shall not enter into any settlement, consent or other resolution of any such action or suit without PRONOVA’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

14.4                           Allocation of Recovered Amounts. Any amount recovered in any action or suit against a third party infringer, from settlement or otherwise, shall be allocated between the Parties in the following manner:

(a)                                  first, the Party bringing the action shall be reimbursed from such recovered amount for that Party’s actual costs in bringing, pursuing and resolving the action, including but not limited to attorney’s and other professional fees and expenses and the other Party shall be reimbursed from such recovered amount for that other Party’s actual costs in cooperating in the action at the request of the Party bringing the action, provided that if the recovered amount is less than the total respective actual costs, then the Parties shall split such recovered amount in the same proportion as their respective actual costs;

(b)                                 next, to the extent that the amount recovered relates to infringement outside the Territory, such amount shall be PRONOVA’s; and

(c)                                  thereafter, to the extent that the amount recovered relates to infringement within the Territory, the Parties shall allocate such proceeds in proportion to the relative harm suffered by the Parties.

15.                               REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1                           Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)                                  Organization. Such Party is (i) a corporation duly organized, validly existing and in good standing under the laws of the state or country of its incorporation, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.

(b)                                 Authorization. Such Party has the full corporate right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and the execution, delivery and performance of this

Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party.

(c)                                  Enforceability. This Agreement has been duly executed and delivered by an authorized officer of such Party, and is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

(d)                                 No Violation. The execution, delivery and performance of this Agreement by such Party is not prohibited or limited by, and will not result in the breach of or a default under, the charter or governance documents of such Party; any contract, agreement or instrument binding on such Party or any of its Affiliates (including, without limitation, with respect to PRONOVA, that certain Amended and Restated License & Supply Agreement between Abbott and PRONOVA dated 19 December 2003, as amended to date  (the “Abbott Agreement”)), and any related agreements, any rights of third parties or any applicable order, law, writ, injunction or decree of any court or Governmental Authority applicable to such Party or its Affiliates.

(e)                                  No Consents. No notice to, filing with, authorization of, exemption by, or consent of, any person or entity, including any Governmental Authority, is required for such Party to enter into this Agreement or consummate the transactions contemplated hereby.

15.2                           Additional Representations, Warranties and Covenants of PRONOVA. PRONOVA represents and warrants to RELIANT that as of the date of this Agreement:

(a)                                  Ownership of Intellectual Property Rights and Right to License. PRONOVA is the true and valid owner or licensee of the Intellectual Property Rights and, except as set forth on Schedule 15.2(a), has the right to, and will, grant the rights and licenses to RELIANT under this Agreement, free and clear of any liens, security interests, licenses, obligations, transfer agreements, enforceable claims, royalties or encumbrances. The Patents listed on Schedule 1.22 constitute all of PRONOVA’s patent rights, and the Trademarks listed on Schedule 1.35 constitute all of PRONOVA’s trademark rights, in each case either issued or pending, with respect to the API or the Product in the Territory. EXCEPT AS STATED HEREIN, PRONOVA MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE INTELLECTUAL PROPERTY RIGHTS OF THE PRODUCT; BY WAY OF EXAMPLE BUT NOT OF LIMITATION, PRONOVA MAKES NO REPRESENTATIONS OR WARRANTIES OF COMMERCIAL UTILITY, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRACTICE OF THE INTELLECTUAL PROPERTY RIGHTS OR THE MANUFACTURE, USE, SALE OR OFFER FOR SALE OF API, PRODUCT OR ADDITIONAL PRODUCT (IT BEING AGREED THAT NOTHING IN THE FOREGOING DISCLAIMER SHALL LIMIT OR OTHERWISE RESTRICT RELIANT’S INDEMNITY RIGHTS UNDER THIS

AGREEMENT, INCLUDING, WITHOUT LIMITATION, SECTION 13.4 HEREOF).

(b)                                 Product Registration. PRONOVA has the unconditional (except for a fee payable by PRONOVA to Abbott), irrevocable and indefeasible right and option to acquire all right, title and interest to any and all Registrations for the Product from Abbott as set forth in Section 3.1(c), and will have such right until such time as PRONOVA acquires the same from Abbott. PRONOVA shall transfer to RELIANT good and valid legal and beneficial title to the Registration for the Product, free and clear of any liens, security interests, licenses, obligations, transfer agreements, claims, royalties or encumbrances (other than this Agreement). The only pending Registrations in respect of the Product held by PRONOVA or Abbott with respect to the Territory is NDA # 21-654 for Omacor®. There are no proceedings pending or, to PRONOVA’s knowledge, threatened, or circumstances in existence which could result in the revocation, cancellation, material delay or suspension of any of the Registrations for the Product, whether while pending or following approval.

(c)                                  No Debarment. PRONOVA has not been debarred and PRONOVA has not and will not use in any capacity in connection with the performance of its obligations under this Agreement the services of any individual, person or entity known by PRONOVA to be debarred by the FDA under the provisions of the Generic Drug Enforcement Act of 1992, as amended, or any other applicable laws, orders, rules or regulations.

(d)                                 Facility. No inspection by the FDA of the PRONOVA facilities used to make, package or store the API or the Product has resulted in the issuance of any Establishment and Inspection Report or similar report that contains any material adverse findings specific to the API or the Product (other than findings and actions duly conveyed to RELIANT in writing prior to the date hereof).

(e)                                  Validity; No Infringement. To the knowledge of PRONOVA, the Intellectual Property Rights are valid. With the exception of Pharmacia’s pending patent application, to PRONOVA’s knowledge, there are no circumstances in existence such that the manufacture, import/export, registration, sale, offer for sale, promotion or marketing of the Product in Territory or the use of the Intellectual Property Rights within the Territory infringes or will infringe any patent, trademark, trade name, copyright or legally protectable right of any third party. The Parties acknowledge that PRONOVA has not undertaken, and shall not be required to undertake, any independent investigation as to the matters covered by this representation.

(f)                                    Litigation. There is no litigation, arbitration proceeding, governmental investigation, action or claim of any kind, pending or, to the knowledge of PRONOVA, threatened, by or against PRONOVA or its licensees relating to the Intellectual Property Rights, the Product or the API or an active pharmaceutical ingredient substantially similar to the API, or that would in any way impede, impair, restrict or interfere with the license granted RELIANT hereunder or the ability of either Party to exercise its rights or perform its obligations hereunder.

(g)                                 No Competing or Adverse Claims. Except for the license rights of Abbott as of the date hereof under those provisions of the Abbott Agreement provided to

RELIANT, there are no competing or adverse claims pending or to the knowledge of PRONOVA threatened with respect to ownership of the Intellectual Property Rights.

(h)                                 No Default. PRONOVA is not in breach or default nor has it received notice of breach or default of any obligations to third parties relating to the Intellectual Property Rights.

(i)                                     Product Liability. There are no pending or, to PRONOVA’s knowledge, threatened product liability, warranty or other similar claims by any person (whether based in contract or in tort and whether relating to personal injury, including death, property damage or economic loss) arising from the marketing, sale or use of the Product or any other pharmaceutical product containing the API or an active pharmaceutical ingredient substantially similar to the API.

(j)                                     Clinical Development and Registration. To PRONOVA’s knowledge, the development, including clinical and scientific development, and registration in the Territory of the Product was conducted substantially in accordance with Regulatory Requirements, and other laws and regulations in effect and applicable at the time of such development.

16.                               INDEMNITIES AND LIMITATION OF LIABILITY

16.1                           Indemnification by PRONOVA. PRONOVA shall defend the claim and indemnify and hold harmless RELIANT, its Affiliates, directors, officers, employees, representatives, consultants and agents (the “RELIANT Indemnitees”) from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) (collectively, “Losses”) for claims arising out of or resulting from any lawsuit, action, claim, demand or proceeding asserted against a RELIANT Indemnitee by any third party (other than a RELIANT Indemnitee) as a result of:

(a)                                  any negligent act or omission or intentional misconduct on the part of any PRONOVA Indemnitee relating to or in connection with the activities contemplated under this Agreement;

(b)                                 any breach of any representation, warranty, obligation or covenant of PRONOVA contained in this Agreement;

(c)                                  the design, formulation or manufacture, storage or handling of the API by or on behalf of any PRONOVA Indemnitee;

(d)                                 the commercialization or use of the API, an active pharmaceutical ingredient substantially similar to the API or any Other Products outside the Territory by or on behalf of any PRONOVA Indemnitee; or

(e)                                  any claim asserted by or on behalf of Abbott related to the Abbott Agreement;

provided, however, that PRONOVA shall have no obligation to indemnify any RELIANT Indemnitee pursuant to this Section 16.1 to the extent that RELIANT is obligated to indemnify and hold harmless the PRONOVA Indemnitees for such Losses pursuant to Section 16.2 or to the extent that such Loss is the direct result of the gross negligence or intentional misconduct of any RELIANT Indemnitee.

16.2                           Indemnification by RELIANT. RELIANT shall defend the claim and indemnify and hold harmless PRONOVA, its Affiliates, licensees, directors, officers, employees,

representatives, consultants and agents (the “PRONOVA Indemnitees”) from and against any and all Losses for claims arising out of or resulting from any lawsuit, action, claim, demand or proceeding asserted against a PRONOVA Indemnitee by any third party (other than a PRONOVA Indemnitee) as a result of:

(a)                                  any negligent act or omission or intentional misconduct on the part of any RELIANT Indemnitee relating to or in connection with the activities contemplated under this Agreement;

(b)                                 any breach of any representation, warranty, obligation or covenant of RELIANT contained in this Agreement;

(c)                                  the design, formulation, manufacture, encapsulation, packaging, labeling, testing, storage, handling, distribution, marketing, advertising, promotion, sale, commercialization or use of the Product or any Additional Products by any RELIANT Indemnitee;

provided, however, that RELIANT shall have no obligation to indemnify any PRONOVA Indemnitee pursuant to this Section 16.2 to the extent that PRONOVA is obligated to indemnify and hold harmless the RELIANT Indemnitees for such Losses pursuant to Section 16.1 or to the extent that such Loss is the direct result of the gross negligence or intentional misconduct of any PRONOVA Indemnitee.

16.3                           Notice of Claims. The indemnified party shall promptly notify the indemnifying party in writing of all matters which may give rise to the right to indemnification hereunder; provided, however, that failure to timely give the notice provided in this Section 16.3 shall not be a defense to the liability of the indemnifying party for such claim, but the indemnifying party may recover any actual damages arising from the indemnified party’s failure to give such timely notice. The indemnified party shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 16 without the indemnifying party’s prior written consent (which shall not be unreasonably withheld). The indemnifying party shall have the right, with the consent of the indemnified party (which shall not be unreasonably withheld), to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled. In connection with any claim giving rise to indemnity hereunder, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party received by the indemnified party within ten (10) calendar days after the indemnifying party’s receipt of notice of such claim, assume the defense of any such claim or legal proceeding. If the indemnifying party assumes the defense of any such claim or legal proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such claims or legal proceedings and, at the indemnifying party’s sole cost and expense (which costs and expenses shall not be applied against any indemnity limitation herein), shall take all steps necessary in the defense or settlement thereof. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense, and shall be entitled to any and all information and documentation relating thereto. If the indemnifying party does not assume (or continue to diligently and competently prosecute) the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the indemnified party may, at the indemnifying party’s expense, defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnified party will cooperate reasonably with the indemnifying party in its efforts to conduct or resolve such matters, including by making available to the indemnifying party relevant documents and witnesses. The indemnified party and the indemnifying party shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. The indemnified party and the indemnifying party shall permit each other reasonable access to books and records and shall otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third person.

16.4                           LIMITATION OF DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, MULTIPLE OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER ARISING OUT OF WARRANTY, CONTRACT, TORT OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY AMOUNTS ACTUALLY PAID BY ANY PARTY IN RESPECT OF ANY THIRD PARTY CLAIM RELATED TO THE PRODUCT OR THIS AGREEMENT OR AS RESULT OF ANY GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT (INCLUDING AN INTENTIONAL BREACH OF THIS AGREEMENT) BY SUCH PARTY.

16.5                           Disclaimer. Nothing in this Agreement shall be construed as a representation or warranty by PRONOVA as to the financial results to be attained by use of the Intellectual Property Rights.

16.6                           Survival. This Section 16 (except for the limitation of damages set forth in Section 16.4, which shall survive in perpetuity) shall survive the expiration or any termination of this Agreement for a period of three (3) years.

16.7                           Indemnification Not Sole Remedy. Each Party hereby acknowledges that the indemnification provided for under this Section 16 shall in no manner limit, restrict or prohibit (unless liability is otherwise expressly limited by the terms of this Agreement) either Party from seeking any recovery or remedy provided at law or in equity from the other Party in connection with any breach or default by such other Party of any representation, warranty or covenant hereunder.

17.                               INSURANCE

17.1                           Insurance. Each Party will have in force prior to the First Commercial Sale and shall maintain in good standing throughout the term of this Agreement and for a period of two (2) years thereafter, liability insurance policies in respect of, in the case of PRONOVA, the API, and, in the case of RELIANT, the Product or any Additional Product, in each case with an insurer or insurers licensed to do business in the Territory in an amount not less than USD 2.0 million per occurrence.

17.2                           Proof of Insurance. Each Party shall provide proof of such insurance to the other Party within thirty (30) days prior to the First Commercial Sale and thereafter within thirty (30) days of request of proof of such insurance.

18.                               REGULATORY MATTERS

18.1                           Adverse Event Reporting. PRONOVA and RELIANT shall report to the other any information obtained or received from any source concerning any adverse drug experience in connection with the use of the Product, any Additional Product, the API, any active pharmaceutical ingredient substantially similar to the API, or any Other Product, including the incidence or severity thereof, including, but not limited to events associated with non-clinical studies, clinical uses, post-Registration studies, investigations or tests, reports in scientific literature or unpublished papers, or notices from regulatory authorities, whether or not determined to be attributable to the Product, any Additional Product, the API, any active pharmaceutical ingredient substantially similar to the API, or any Other Product. Reports of routine adverse drug experiences of the type defined in Section 314.80 (or Section 600.80, as applicable) of Title 21 of the U.S. Code of Federal Regulations shall be exchanged by each Party on a calendar quarter basis. Reports of Serious Adverse Drug Experiences and unexpected adverse drug experiences or information that would require an IND safety report as described in 21 CFR 312.32 shall be made available to the other Party as soon as practicable but in no event more four (4) days after a Party becomes aware of same. Upon receipt of any such information concerning any Serious Adverse Drug Experience or unexpected adverse drug experience or information that would require an IND safety report as described in 21 CFR 312.32 by either PRONOVA or RELIANT, the Parties shall promptly consult each other and use commercially reasonable efforts to arrive at a mutually acceptable procedure for taking such possible actions as appropriate or required under the circumstances. If either Party has information that would require the filing of a 3-day Field Alert report under 21 CFR Section 314.81, that Party shall immediately notify the other Party. RELIANT shall make the required report or submission to the FDA or take any other action that the Parties deem to be appropriate or required by applicable law and provide a copy to PRONOVA.

18.2                           Recall; Withdrawal. PRONOVA and RELIANT will each maintain or cause to be maintained such traceability records as are necessary to permit a recall, withdrawal or field correction of the Product (each, a “Recall”). Each Party will give telephonic notice (to be confirmed in writing) to the other within twenty-four (24) hours of the receipt of any information which indicates a Recall may be necessary. The decision to conduct and the right to control a Recall will be solely that of RELIANT, after appropriate consultation with PRONOVA. Each Party will cooperate fully with the other in connection with any Recall efforts. If any Recall is the result of the design, formulation or manufacture, storage or handling of the API by or on behalf of any PRONOVA Indemnitee (as defined in Section 16.2), PRONOVA will bear the cost of the Recall and replace API contained in recalled Product with conforming API at no additional charge hereunder and will reimburse RELIANT for all of RELIANT’s reasonable direct costs and expenses actually incurred by RELIANT in connection with the Recall including, but not limited to, direct costs of retrieving Product or Additional Products already delivered to customers and direct costs and expenses RELIANT is required to pay for notification, shipping and handling charges; provided, however, that for each such Recall (a) RELIANT will in good faith consult with PRONOVA and, to the extent commercially reasonable, implement PRONOVA’s recommendations on how best to conduct the Recall including, without limitation, the notification and retrieval of Product or Additional Product, and (b) prior to any reimbursement hereunder, RELIANT will provide PRONOVA with detailed supporting documentation of all costs and expenses for which reimbursement is being sought. If a Recall of Product or any Additional Product distributed is due to any act or omission of RELIANT, RELIANT will remain responsible for the costs of such Recall and will reimburse PRONOVA for all of the reasonable direct costs and expenses described above actually incurred by PRONOVA (if any) in connection with such Recall including, but not limited to, administration of the recall and such other reasonable direct costs as may be reasonably related to the Recall.

19.                               TERM

19.1                           Term. This Agreement is entered into as of the date of signing and, unless earlier terminated pursuant to Section 20, shall continue in full force and effect until the longer of (a) 15 years after the date of the First Commercial Sale of the Product in the Territory, (b) the commercial introduction of an Equivalent Product (as such term is defined in Section 1.25, above) to the Product in the Territory, or (c) the expiration of the last to expire of the Patents.

20.                               TERMINATION

20.1                           PRONOVA Right to Terminate. This Agreement may be terminated with immediate effect by PRONOVA if:

(a)                                  the final FDA approval of the Product (or another pharmaceutical product containing Omega-3 fatty acids supplied by PRONOVA as an active ingredient) has not been obtained by January 1, 2007 in the event that RELIANT has not exercised its commercially reasonable efforts to obtain such FDA approval prior to such time (in such event any payments made by RELIANT to PRONOVA under Section 4 shall remain with PRONOVA, and any outstanding amounts payable at the time of termination shall be paid without further notice);

(b)                                 the final FDA approval of the Product (or another pharmaceutical product containing Omega-3 fatty acids supplied by PRONOVA as an active ingredient) has not been obtained by January 1, 2009, regardless whether or not RELIANT has exercised such commercially reasonable efforts (in such event any payments made by RELIANT to PRONOVA under Section 4 shall remain with PRONOVA, and any outstanding amounts payable at the time of termination shall be paid without further notice);

(c)                                  RELIANT shall not have commenced clinical studies for the Product (or another pharmaceutical product containing Omega-3 fatty acids supplied by PRONOVA as an active ingredient) within the later to occur of: (i) six (6) months following RELIANT’s receipt of written notification from the FDA (or copy thereof) requiring such studies as a pre-condition to Regulatory Approval of the Product for the HTG indication (or such other product); and (ii) three (3) months following the transfer of the Registration for the Product or such other product to RELIANT (or the granting to RELIANT of the right to reference such Registration); or

(d)                                 following FDA approval, the First Commercial Sale in the Territory has not taken place within six (6) months after RELIANT’s receipt (FOB, Sandefjord, Norway) of API in accordance with the provisions of Section 5 of this Agreement (or another pharmaceutical product containing Omega-3 fatty acids supplied by

PRONOVA as an active ingredient) and such delay is not primarily caused by PRONOVA.

20.2                           RELIANT Right to Terminate. This Agreement may be terminated with immediate effect by RELIANT if:

(a)                                  in the event that RELIANT shall not have received the Registration for the Product on or prior to the Abbott Outside Date;

(b)                                 the final FDA approval of the Product for the indication HTG, despite RELIANT diligently attempting to obtain such approval in accordance with this Agreement, has not been obtained by 1 January 2009; or

(c)                                  in the event that a Failure to Supply shall have occurred and continued for more than six (6) consecutive months following the expiration of the four (4) month period referred in Section 5.12(c) or 5.12(d) and the Parties shall not have been able to find alternative sources of supply to meet RELIANT’s requirements of API during such period.

20.3                           Mutual Termination Rights. This Agreement may be terminated with immediate effect upon the mutual agreement of the Parties or by either Party if:

(a)                                  The other Party commits a material breach of this Agreement that is unremedied later than ninety (90) days after written notice of such material breach has been sent to the breaching Party specifying  the breach in reasonable detail, in which event the termination shall be effective ninety (90) days after receipt of the written notice, unless the breaching Party cures the breach within that ninety (90) day notice period, or, if such breach is incapable of cure within such ninety (90)  day period, the breaching Party has commenced good faith efforts to cure such breach within such ninety (90) day period and cures such breach within six (6) months after the receipt of the notice of material breach; or

(b)                                 the other Party enters into a bankruptcy event, meaning the other Party (i) shall voluntarily file in any court pursuant to any statute of any Governmental Authority in any country a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of such Party or of its assets; (ii) shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (iii) shall be a Party to any dissolution or liquidation; or (iv) shall make a general assignment for the benefit of its creditors.

20.4                           Additional PRONOVA Termination Right.

(a)                                  In addition to any other rights or obligations of the Parties hereunder, in the event that PRONOVA in good faith reasonably determines that the API is dangerous and poses a serious health risk to its users (an “Adverse Safety Determination”), then PRONOVA shall provide written notice to RELIANT thereof, together with such data, documents and other information upon which PRONOVA has made such determination. In the event that RELIANT disputes PRONOVA’s Adverse Safety Determination, RELIANT may, at its expense, engage a third party to review the Adverse Safety Determination (including any data, documents and other information relied upon by PRONOVA in connection therewith) and PRONOVA shall fully cooperate with such third party’s review. PRONOVA agrees to review and consider in good faith any findings of such third party reviewer in connection with such Adverse Safety Determination.

(b)                                 Following delivery of an Adverse Safety Determination, the Parties shall meet to discuss the safety concerns and shall negotiate in good faith to reach a mutually agreeable solution. If the Parties are unable to reach a mutually agreeable solution within sixty (60) days following the delivery of the Adverse Safety Determination, then PRONOVA shall be entitled to terminate this Agreement, in which event, notwithstanding any other provisions in this Agreement to the contrary: (i) RELIANT shall be entitled to retain the Registrations for the Product or any Additional Product; (ii) the License granted hereunder shall continue in full force and effect on a perpetual, royalty-free basis to allow continued commercialization of the Product or any Additional Product in the Territory; (iii) RELIANT shall have the option, but not the obligation, to continue commercialization of the Product in the Territory under the Omacor® Trademark, in which event PRONOVA shall assign to RELIANT all of its right, title and interest to the Omacor® Trademark in the Territory; (iv) PRONOVA shall, free of charge (but subject to reasonable confidentiality undertakings), (A) provide such reasonable technical assistance and (B) grant such licenses or other rights (at no additional cost to RELIANT or any other party) as are necessary to enable a Third Party Manufacturer to meet RELIANT’s supply requirements for API for the purposes of commercializing the Product and any Additional Product in the Territory pursuant to the License, without infringing patent rights or engaging in any misappropriation of know-how owned or controlled by PRONOVA; and (v) PRONOVA shall refund to RELIANT an amount equal to the aggregate of all payments made by RELIANT to PRONOVA pursuant to Sections 4.1 and 4.2 (which amount shall be reduced by twenty percent (20%) on each anniversary of the date of first commercial sale of the Product or, if earlier, the first Additional Product – i.e., no refund will be available following the fifth (5th) anniversary).

21.                               EFFECTS OF TERMINATION

21.1                           Return of Product Inventory. If this Agreement is terminated in accordance with Section 20 (except for a termination by PRONOVA in accordance with Section 20.3), RELIANT shall have the right, at its option, either (a) to sell the Product from its then existing inventory for a period of not more than six (6) months from the effective date of termination, and only on the same terms in the market (price, etc.) as were applicable prior to the termination of this Agreement, or (b) to sell the Product back to PRONOVA at the price paid for such Product.

21.2                           Return of Rights to PRONOVA. Upon termination of this Agreement in accordance with Section 20 (other than Section 20.4), but not in the event of expiration of this Agreement in accordance with Section 19, RELIANT shall take such actions as may be necessary to promptly assign to PRONOVA, or a third party designated by PRONOVA, any and all rights and Registrations with respect to the Product that may be in the name of RELIANT or any of its Affiliates or sublicensees, including but not limited to any NDA, ANDA and/or any other registrations with the FDA or other Governmental Authority.

21.3                           Trademarks. Upon termination of this Agreement in accordance with Section 20 (other than Section 20.4), but not in the event of expiration of this Agreement in accordance with Section 19, RELIANT shall immediately cease using the Trademarks, except to the extent it is necessary in order to sell RELIANT’S existing inventory according to

Section 21.1 above. Furthermore, RELIANT shall not upon such a termination do anything in the Territory that would deteriorate the value of the Trademarks or the Product or Additional Product. Upon such a termination, RELIANT shall immediately and for no additional consideration transfer to PRONOVA any ownership rights in or to the Trademarks that RELIANT has acquired in any manner (including without limitation by registration or by operation of law).

21.4                           Return of Technical Information. Upon termination of this Agreement in accordance with Section 20 (other than Section 20.4), but not in the event of expiration of this Agreement in accordance with Section 19, RELIANT shall return to PRONOVA at PRONOVA’s expense all designs, drawings, specifications, material and other information (including the Technical Information) received from PRONOVA comprising and/or relating to the Product and/or PRONOVA.

21.5                           Sharing of Proceeds Following Certain Terminations. In addition to any other rights RELIANT may have hereunder, in the event that this Agreement is terminated by PRONOVA pursuant to Section 20.1(b) (in the event that RELIANT has exercised its commercially reasonable efforts to obtain such FDA approval prior to such termination) or by RELIANT pursuant to Sections 20.2(a), 20.2(b), 20.2(c), 20.3(a) or 20.3(b), then in the event that PRONOVA sells or licenses the Registration, Trademark or any other rights of the type returned to PRONOVA by RELIANT under Sections 21.2, 21.3 or 21.4 (collectively, the “Returned Rights”), to any third party for commercialization or exploitation in the Territory, or otherwise receives compensation from any third party in respect thereof, PRONOVA shall pay to RELIANT pay fifty percent (50%) of the value it receives for such Returned Rights (reduced by PRONOVA’s transaction costs, and excluding any reasonable bona fide royalties, transfer/supply payments or R&D payments paid to PRONOVA that are substantially consistent with PRONOVA’s arrangement with its other licensees, customers and distributors), such amounts to be paid within thirty (30) days after receipt by PRONOVA.

21.6                           Survival. Notwithstanding any provision herein to the contrary, the following provisions shall survive any termination of this Agreement: Section 1 (to the extent necessary to provide definitions for any surviving provisions of this Agreement); Section 5.6(b); Section 5.11, Section 9, Section 12 (to the extent RELIANT has the right to continue use of any Trademarks following expiration), Section 16 (for the period provided in Section 16.6), Section 17 (for the period provided in Section 17.1), Section 18.2 (first sentence only), this Section 21, Section 22 (to the extent provided in Section 22.4), Section 25.2, and Section 26.

22.                               CONFIDENTIALITY; PUBLICATIONS; PUBLIC ANNOUNCEMENTS

22.1                           PRONOVA’s Information.  Except as provided in Section 22.3 or elsewhere in this Agreement, all Confidential Information provided by PRONOVA to RELIANT, whether in writing, orally or through access to such Party’s premises, and concerning this Agreement, shall be maintained in strict confidence by RELIANT. Such information shall remain the property of PRONOVA, and RELIANT shall not use the same for or on behalf of any person or entity other than PRONOVA or make use of any such information except as permitted by this Agreement without the express prior written approval of PRONOVA.

22.2                           RELIANT’s Information.   Except as provided in Section 22.3 or elsewhere in this Agreement, all Confidential Information provided by RELIANT to PRONOVA,

whether in writing, orally or through access to such Party’s premises, and concerning this Agreement, shall be maintained in strict confidence by PRONOVA. Such information shall remain the property of RELIANT, and PRONOVA shall not make use of any such information except as permitted by this Agreement without the express prior written approval of RELIANT.

22.3                           Exceptions. The covenants of the receiving Party contained in Section 22.1 and Section 22.2 shall not apply to Confidential Information that the receiving Party can reasonably demonstrate by competent proof that such information: (a) is required to be disclosed by law or a court or other Governmental Authority pursuant to (i) regulatory filings; (ii) prosecuting or defending litigation; (iii) complying with applicable law and the orders or decisions of any Governmental Authority having jurisdiction; (iv) conducting pre-clinical or clinical trials of Product; or (b) is disclosed to Affiliates who agree to be bound by similar terms of confidentiality. Notwithstanding any provision herein to the contrary, nothing herein shall prevent or prohibit any disclosure of any information (including Confidential Information) concerning this Agreement (i) required under applicable securities laws and the rules and regulations of any stock exchange or market system on which any Party’s securities are or may be traded, (ii) by either Party in connection with an Approved Transaction (as defined below), where prospective parties or the other party or parties to such Approved Transaction have entered into confidentiality agreements with the Party concerning such Confidential Information, (iii) to its financial advisors or legal advisors who have agreed to the limitations on disclosure contained herein and/or (iv) to investment bankers and/or financing sources in connection with bona fide financing transactions involving either Party or an Affiliate. For the purposes of this Agreement, each of the following shall constitute an “Approved Transaction”: (i) the issuance by either Party of securities in connection with any financing transaction or public offering, and/or (ii) a merger, consolidation or other similar transaction involving either Party (i.e., wherein all or substantially all of that Party’s equity interests or assets are acquired by another entity). If a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to this Section 22.3 it shall provide prior notice of such intended disclosure to such other Party if practicable under the circumstances and shall disclose only such Confidential Information of such other Party as such Party reasonably determines is required to be disclosed.

22.4                           Survival. Sections 22.1, 22.2, 22.3 and 22.4 shall survive termination of this Agreement for a period of seven (7) years.

22.5                           Public Announcements. Except as otherwise required by applicable law or regulation (or reasonably determined by either Party upon advice of legal counsel to be required by applicable law or regulation), neither Party shall make any publicity releases, interviews or other dissemination of Confidential Information concerning the Product (the purpose of which is not advertisement or promotion), this Agreement or its terms, or either Party’s performance hereunder, to communication media, financial analysts or others without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. Either Party may, upon written notice to the other, make any disclosure in filings with Governmental Authorities as required by law or applicable court or other order; provided, however, that the other Party shall have the opportunity to review and comment on such disclosures and filings.

23.                               ASSIGNMENT AND CHANGE OF CONTROL

23.1                           Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, not to be unreasonably withheld, except that either Party may make such an assignment without the other Party’s consent to its Affiliates or to a successor to substantially all of the pharmaceutical assets or business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any attempted assignment or transfer of this Agreement or rights or obligations hereunder that is not in compliance with this Section 23.1 shall be void.

23.2                           Change of Control. The rights granted RELIANT in this Agreement will remain with RELIANT in case of a change of control or ownership in either RELIANT or PRONOVA.

24.                               FORCE MAJEURE

24.1                           Force Majeure Defined. Except as otherwise specifically provided herein, the obligations of either Party under this Agreement shall be suspended during the time the Party is prevented or hindered from complying herewith in whole or in part by reason(s) of Force Majeure. “Force Majeure” means an occurrence outside the Party’s reasonable control which that Party cannot reasonably be expected to avoid or overcome, including, without in any way limiting the generality of the foregoing, war, terrorism, force of arms, riots, civil disorder, fire, flood, explosion, strike, lockouts or actions of regulatory authorities/changes in applicable Regulatory Requirements (other than those specifically related or applicable to such Party or any act or omission by or on behalf of such Party).

24.2                           Notification. The Party so affected shall promptly notify the other Party of the existence of Force Majeure in writing and provide full particulars of the cause or event and the date of first occurrence thereof, the expected duration of Force Majeure, and its estimated effect on the Party’s ability to perform its obligations under this Agreement. The Party so affected shall also keep the other Party informed of any further developments following the initial notice. The Party so affected shall use its commercially reasonable efforts to remove the cause of non-performance, and both Parties shall resume performance hereunder with the utmost dispatch when such cause is removed, unless this Agreement has previously been terminated.

24.3                           Termination. If the Force Majeure continues for more than six (6) months, the Party not invoking Force Majeure shall be entitled to terminate this Agreement with immediate effect.

25.                               TERMS OF PAYMENT

25.1                           Payments in US Dollars. All payments to be made under this Agreement shall be made in USD by wire transfer to an account designated by the creditor in writing from time to time.

25.2                           Interest on Late Payments. A payment shall be deemed paid as of the day on which it is received in the account of the creditor. Amounts that are not paid when due shall accrue interest at a rate of 10% p.a., from due date until paid, (compounded as of the first day of each calendar month). PRONOVA, or as the case may be, RELIANT, may treat payments unpaid by the other Party for more than one month as a material breach of this Agreement notwithstanding the payments of interest. In addition, the late-paying Party shall reimburse the other Party for all costs and expenses, including without limitation reasonable attorney’s fees and legal expenses, incurred in the collection of late payments.

25.3                           Factoring. Subject to timely notice to RELIANT, PRONOVA may assign its claims for payment as part of a factoring agreement.

26.                               MISCELLANEOUS

26.1                           Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

26.2                           Amendment and Waiver. This Agreement may be amended only by a writing that specifically states that such is an amendment, specifically states its purpose and that is signed by both Parties. No course of dealing between the Parties or failure by either Party to exercise any right or remedy hereunder shall constitute an amendment to this Agreement or a waiver of any other right or remedy or the later exercise of any right or remedy.

26.3                           Subsidiaries; Successors and Assigns. The use of the terms “PRONOVA” and “RELIANT” shall be deemed to include their respective majority and wholly owned subsidiaries, whether now or hereafter in existence. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

26.4                           Nature of Agreement. In performing this Agreement, each Party shall act independently and this Agreement shall not be construed as creating any partnership, joint venture or incorporated business entity. Neither Party shall have any authority to incur any liability or obligation whatsoever on behalf of the other Party.

26.5                           Notices. All notices in connection with or pursuant to this Agreement shall be in writing and in the English language and shall be served by registered airmail or facsimile on the Parties at the address stated at the front page of this agreement or to any other address notified by one Party to the other in writing for such purpose.

26.6                           Severability. Each Party intends not to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any Governmental Authority. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other Governmental Authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect and the Parties shall replace such term or provision with a new term or provision permitted by law and having an economic and contractual effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

26.7                           Further Documents. Each Party hereto agrees to execute such further documents and take such further steps as the other Party reasonably determines may be necessary or desirable to effectuate the purposes of this Agreement.

26.8                           Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. Each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever used herein, the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. With respect to any particular action or agreement, the use of the words “shall” or “will” herein shall also mean a Party “shall cause” the particular action to be performed.

26.9                           Governing Law. This Agreement shall be governed by the laws of the State of New York, United States of America, notwithstanding the provisions governing conflict of laws under such New York law to the contrary and without giving effect to the United Nations Convention on Contracts for the International Sale of Goods.

26.10                     Dispute Resolution. Except as otherwise provided in Section 7.1, Section 7.2 and Section 7.3/Schedule 7.3, all disputes hereunder shall be resolved using binding arbitration under the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be held in New York, New York. Any dispute, controversy or claim arising under or relating to this Agreement shall be finally settled exclusively by arbitration under the International Arbitration Rules of the American Arbitration Association (the “Rules”) provided however that nothing herein shall prevent or prohibit any Party from seeking injunctive/equitable relief in any court within appropriate jurisdiction. Unless otherwise agreed in writing, any arbitration shall be conducted in the English language and shall be held in New York City, New York, and heard by a panel of three (3) arbitrators. Each party shall nominate one arbitrator. The third arbitrator, who will be chairman of the arbitral tribunal, shall be appointed in accordance with the Rules. The decision and award of the arbitral tribunal shall be final and binding and may be entered in any court of competent jurisdiction, for which purpose, and for all other purposes under this Agreement, each party hereto submits to the jurisdiction and venue of the U.S. District Court for the Southern District of New York. The costs of any such arbitration shall be borne equally by the Parties or paid by the non-prevailing Party, subject to the arbitrators’ discretional decision. PRONOVA agrees that in the event RELIANT institutes an appropriate action seeking injunctive/equitable relief for specific performance under this Agreement, RELIANT shall not be required to provide PRONOVA with service of process of a complaint and summons under the procedures set forth in the Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters (the “Hague Convention”), or via any Norwegian judicial process or system. Under such circumstances, RELIANT need only provide PRONOVA with two copies of a true, correct and lawfully issued summons and complaint, via Federal Express (priority delivery).

26.11                     Agent for Service of Process. Promptly following its execution hereof (but in no event later than the expiration of the period contemplated by Section 26.14), PRONOVA shall appoint an agent located in the United States of America for service of process in respect of all matters arising hereunder and shall provide RELIANT with evidence of such appointment and the agent’s acceptance thereof.

26.12                     Foreign Corrupt Practices Act. PRONOVA and RELIANT each agrees that it shall comply with the requirements of the U.S. Foreign Corrupt Practices Act or any successor Law or Law to similar effect (the “Foreign Corrupt Practice Act”) and shall refrain from any payments to third parties or any other acts or omissions which would cause PRONOVA or RELIANT to violate the Foreign Corrupt Practice Act.

26.13                     English Language. The English language version of this Agreement shall govern over any translation of this Agreement made by any person for any reason. Any information, reports, proposed publications or any other communication or notice relating to this Agreement to be exchanged or provided by the Parties shall be provided in English. The resolution of any disputes arising out of or relating to any provision of this Agreement shall be conducted and concluded in English.

26.14                     Board Approval Condition. The Parties acknowledge that this Agreement remains subject to approval by the Board of Directors of each Party and agree that their respective Boards of Directors shall convene promptly following the date hereof to consider and vote upon this Agreement. In the event that the Board of Directors of either Party does not approve this Agreement, such Party may deliver a written termination notice to the other Party no later than 9:00 p.m., U.S. Eastern time, on the tenth (10th) business day following the date of this Agreement, in which event this Agreement shall be deemed null and void ab initio and neither Party shall have any rights, obligations, or liabilities in respect hereof. In the event that neither Party delivers a termination notice pursuant to this Section 26.14 prior to such time, then this Agreement shall be deemed in full force and effect as of and following the date first above written.

26.15                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature page follows.

IN WITNESS HEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative on and as of the date first written above.

PRONOVA BIOCARE A.S.	RELIANT PHARMACEUTICALS, INC.

By:	By: :

Typed or printed name:	Type or printed name:

Title:	Title:

List of Schedules

Schedule 1.6	API specifications

Schedule 1.22	Patents

Schedule 1.35	Trademarks/Trademark Specifications

Schedule 2.6	Other Omega-3 Products being sold into Territory by PRONOVA

Schedule 3.6	PRONOVA Rights to Clinical Data

Schedule 4.1	Payment Models

Schedule 5.2	Order and Forecast Procedure

Schedule 5.12(b)	Territories in which PRONOVA Currently has Licensing or Supply Agreements for API (or Active Pharmaceutical Ingredients Similar to API)

Schedule 7.2	Combination Product Royalty Rates

Schedule 7.3	Pharmacia Patent Royalty

Schedule 12.2	Reliant Trademarks

Schedule 15.2(a)	Exception to Ownership of Intellectual Property Rights, Right to License Representation

Schedule 1.6

API specifications

[***] [3 pages omitted]

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.22

Patents

A. Existing patents

1.               US Patent number 5,502,077

2.               US Patent number 5,656,667

3.               US Patent number 5,698,594

B. Patent applications

4.               U.S. Patent Application No. 10/451,623 (Pharmacia Post MI)

5.               WIPO patent application number WO 03/092673 A1 (Southampton Plaque stabilization)

6.               Possible patent application submittal (IgA Nephropathy) by PRONOVA based substantially on the abstract attached hereto as Attachment 1.22-A.

Attachment 1.22-A

Title: Omega-3 Fatty Acids (O3FA) for Patients with Iga Nephropathy Efficiency is Dose-dependent Report from the North American IgA Nephropathy Trial.

Ronald J. Hogge, M.D.*(1), Lisa Fitzgibbons, PhD(1), Jeannette Lee, PhD(2), James V. Douadio, M.D.(3), Bruce A. Julian, M.D.(2) and Bruce J. Holub, PhD(4),(1) Medical City Hospital, Dallas, Texas, United States;(2) University of Albama, Birmingham, Albama, United States;(3) Mayo Clinte, Rochester, Minnesota, Unites States and(4) University of Gueiph, Guelph, Ontatio, Canada.

In the placebo-controlled North American IgAN Trial, we were unable to show benefit of a two year course of O3FA ercosapent/doconexent eicosapentanoic acid [EPA] 1.88g. docosahexanoic acid [DHA] 1.48g) using on pt outcome, but there was wide warriation in the phospholipid (PL) O3/O6 and EPA/arachidonic acid (AA) levels. The purpose of this study was to determine the cause for this variabilityand to evaluate if the PL O3/O6 and EPA/AA levels affected the outcome of the pts. PLFA levels were measured after 21 months in 23 pts who received O3FA taged 7-10 years and weighing 25-25 kg. and in 11 placebo pts. A Clinical Outcome Score (COS) ranging from -10 to +10 was determined for each pt based on the mean values of estimated GFR and urine protein/creatinnie ratios (UP/C) after 18 and 24 months versus baseline. The dosage of O3FA given to each pt was calculated as g/kg BWt and g/m BSA. Adherence to therapy (Adh-Rx) was based on pill counts. Correlations were determined between the variables of interest and expressed as Spearman’s rho (rho). The PL O3/O6 ratios ranged from 0.17 to 0.58 (mean 0.34) and the EPA/AA ratios ranged from 0.06 to 0.91 (0.42) in the 23 pts. versus 0.06-0.13 and 0.03-0.09 in the placebo pts. There was no relationship between the O3/O6 and EPA/AA ratios and Adh-RX (rho=0.09, rho=0.20. The PL O3/O6 and EPA/AA ratios were closely correlated with BW (rho=0.68 and 0.80 p=0.0001 and g/m(2) rho=0.69 and 0.82 p=0.0001). As expected the PL EPA/AA and DHA/AA were closely correlated rho=0.85 p=0.0001. The COS correlated with O3/O6 rho=0.53 p=0.009 EPA/AA rho=0.50 p=0.0003 dose in g/kg rho=0.55 p=0.006 and dose/m(2) BSA rho=0.54 p=0.008,. but out Adh-RX (rho=0.21). These data suggest that the efficacy of O3FA Rs for JgAN pts is dose-dependent and that therapy with EPA+DHA is of benefit if dosing is done according to body size and/or EPA/AA levels.

Schedule 1.35
Trademarks/Trademark Specifications

Branding Guidelines OMACOR® icosapent/doconexent

Table of Contents

icosapent/doconexent

®

Apo B–100

Apo E

Apo C

VLDL–Triglycerides

VLDL

remnant

LDL

Other sites

Liver

Inhibition of

VLDL–

Triglyceride

synthesis

Branding Omacor®

Logotype

Symbol

Colour Environment

Logo Cluster

Graphic Styling

Branding Omacor® In order to build a pharmaceutical brand in today’s crowded and competitive marketplace, it is essential that all materials maintain a strong, distinctive and consistent visual image. Each of the product’s branding components should therefore be used consistently and repeatedly wherever and whenever the product is promoted in its markets around the world. The benefit to individual marketing companies is that strong product branding produces a more distinct and powerful image for a product. In turn, this complements the other elements of the marketing mix, to build a brand that is stronger, more durable, and therefore more successful. These guidelines are provided to help you to build Omacor® as a pharmaceutical brand that will differentiate itself in the current market and continue to be distinctive and relevant as the market evolves. The four key “global branding” components for Omacor® have been developed to endure over time, regardless of changes in advertising “fashions”. They are: Distinctive Logotype (i.e., the typestyle of the brand name) Unique and Relevant Symbol Distinctive Brand Colour Environment Consistent Visual Styling (typefaces, design, photography and artwork)

icosapent/doconexent

The Omacor® Logotype + Generic name The representation of the brand name, or ‘logotype’, is the most important of all branding elements. Omacor® is produced by a unique process, making it a unique drug, that therefore deserves a unique and distinctive logotype.

icosapent/doconexent

The consistent use of the generic name together with the logotype is essential to the pharmaceutical image of Omacor®. The generic name for Omacor® is icosapent/doconexent. The logotype should always be used together with the generic name. It is recommended also to use the symbol wherever possible. The symbol to employ when used with the logotype is the boxed form which can be seen throughout this binder in the logo/symbol configuration. A description of the symbol is given in ‘The Omacor Symbol’ section. Use the Omacor logotype with the ® symbol in all countries where the trademark has been registered, and the ™ symbol in all other countries.

The Omacor® Symbol

The Omacor® symbol has a blood

vessel as its inspiration; it also

reflects the ‘O’ of Omacor®. The

symbol has been rendered with a

‘segmented’ effect, to allude to the

multi-factorial nature of the disease

area, and to the multi-stage

PUFA-XPC purification process.

This segmentation effect also

allows the central counterspace to

be developed into a heart shape.

The Omacor® symbol may be

used as a graphic device (as can

be seen throughout these

guidelines), with the following

recommendations:

In whole or in part, the

surrounding box omitted. In

this form it should be noted

that the segment which passes

through the box appears

intact and not divided by the

box rule.

The individual segments may

be used graphically or

photographically.

The symbol should only be

used in the boxed form when

in the logo/symbol configuration.

The boxed form highlights the

symbol. This not only separates

the symbol from the logotype

as a distinct visual element but

creates integrity to the logo/

symbol unit by being the

same height as the OMACOR

lettering.

icosapent/doconexent

The Omacor® Logo/Symbol

When reproducing the Omacor®

logotype and symbol together – the

logo/symbol – it is essential that the

various elements are kept in the

correct proportions and relative

positions, together with consistent

application of branding colours

(see Colour Environment).

icosapent/doconexent

Colour and black and white

reproducible art, for both the larger

and smaller versions of the

logo/symbol, are included at the

back of this binder.

The Omacor® Colour Environment

It is important that, whenever

possible, the Omacor® logotype and

symbol be reproduced in full colour.

Please see the colour keys on this

page for information required to

reproduce these colours with the

Pantone Matching System (PMS)

colour system, four-colour process,

and with an Apple Macintosh

computer.

The branding colours selected for

Omacor® are: PMS 2587C,

PMS 326C, and PMS 293C.

When budget considerations

require black and white

reproduction, please refer to the

reproducible art sheets at the back

of this binder.

PMS 2587C

Four-colour process

C 72% M 79% Y 0% K 0%

Apple Macintosh

R 54.1% G 12.5% B 85.9%

Hue 76.1% Saturation 85.4%

Brightness 85.9%.

PMS 326C

Four-colour process

C 94% M 0% Y 43% K 0%

Apple Macintosh

R 42.0% G 72.5% B 63.1%

Hue 44.9% Saturation 42.2%

Brightness 72.5%

PMS 293C

Four-colour process

C 100% M 56% Y 0% K 0%

Apple Macintosh

R 0% G 0% B 70.6%

Hue 66.7% Saturation 100%

Brightness 70.6%

Please note, the colour reproduction in

these prints is not exact.

icosapent/doconexent

The Omacor® Logo Cluster

The Omacor® “logo cluster” is

created by the combination of the

following elements:

Eyebrow

Logotype

Symbol

Generic name

Biosynthesised

icosapent/doconexent

These elements are described and

discussed on the following page.

The Omacor® logo cluster should

be used, whenever possible and

wherever appropriate, in

promotional and educational

materials.

Reproducible art sheets for the

Omacor® logo cluster are included

at the back of this binder.

Eyebrow

The eyebrow sits above the brand name.

It may be reproduced in either black or

in reversed-out white type.

Generic Name

The generic name,

icosapent/doconexent, is positioned

flush left. The recommended size is

indicated but, of course, is subject to

national regulatory control.

It should appear in black, or in

reversed-out white type.

Biosynthesised

icosapent/doconexent

The Omacor® Background

The Omacor® background has

been developed to further enhance

the page layouts, and to emphasise

typographic points. This

background is a series of horizontal

bands orchestrated down a blue

vignette.

55%

As can be seen throughout these

guidelines the Omacor® logo cluster

should always remain on

a white background.

70%

It is possible to create this

background. The colour to use is

PMS 293C. The percentages of

PMS 293C are shown on this page.

55%

It is advisable to discuss this

background with your local

Art Studio.

70%

25%

25%

25%

0%

icosapent/doconexent

Omacor® Colour Priorities

If reproduction considerations,

or budgetary constraints, do not

allow use of 4-colour reproduction,

the colour directions to use are

shown below.

The PMS colours chosen being

those described previously.

icosapent/doconexent

3-colour reproduction

PMS 2587 PMS 326 PMS 293

icosapent/doconexent

1-colour reproduction

PMS 2587

icosapent/doconexent

Black and white reproduction

icosapent/doconexent

For reproduction on a dark background

PMS 2587C

PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587

PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587

PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587

PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587

PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587

PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587

PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587

PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587 PMS2587

PMS 326C

PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326

PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326

PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326

PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326

PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326

PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326

PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326

PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326 PMS326

PMS 293C

PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293

PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293

PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293

PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293

PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293

PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293

PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293

PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293 PMS293

Omacor® Reproducible Art icosapent/doconexent icosapent/doconexent icosapent/doconexent icosapent/doconexent icosapent/doconexent icosapent/doconexent icosapent/doconexent icosapent/doconexent

OmacorTM Reproducible Art icosapent/doconexent icosapent/doconexent icosapent/doconexent icosapent/doconexent icosapent/doconexent icosapent/doconexent icosapent/doconexent icosapent/doconexent

The Omacor® Typeface

A distinctive typeface has been

created, based on the logotype,

for Omacor.

The typeface should be used

selectively, so that its impact is

not diluted. It may be used for

short headlines or journal titles.

Greek characters have been

designed in harmony with the

Latin typeface.

abcdefghijkl

mnopqrstuv

wxyz

1234567890

ABCDEFGHIJK

LMNOPQRRST

UVWXYZ







icosapent/doconexent

Schedule 2.6

Other Omega-3 Products being sold into Territory by PRONOVA

[***]

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.6

PRONOVA Rights to Clinical Data - Clinical trials with OMACOR®

[***]

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

Schedule 4.1

Payment Models

Model 1:

USD [***] due and payable thirty (30) days after the signing of this Agreement; plus

•                  USD [***] due and payable after the date of FDA notification if the initial NDA results in a final FDA approval of the Product for the indication HTG upon the later of (i) thirty (30) days after such notification, and (ii) the transfer of the Registration for the Product to RELIANT; or

•                  USD [***] due and payable thirty (30) days after the date of FDA notification if the initial NDA results in an Approvable Letter (unless RELIANT shall not have provided a notice to PRONOVA under Section 3.3(a)), plus USD [***] due and payable upon the later of (i) thirty (30) days after the date of FDA notification of final FDA approval of the Product for the indication HTG, and (ii) the transfer of the Registration for the Product to RELIANT.

Model 2:

USD [***] due and payable thirty (30) days after signing of this Agreement; plus

•                  USD [***] due and payable after the date of FDA notification if the initial NDA results in a final FDA approval of the Product for the indication HTG upon the later of (i) thirty (30) days after such notification, and (ii) the transfer of the Registration for the Product to RELIANT; or

•                  USD [***] due and payable thirty (30) days after the date of FDA notification if the initial NDA results in an Approvable Letter from FDA (unless RELIANT shall not have provided a notice to PRONOVA under Section 3.3(a)), plus USD [***] due and payable upon the later of (i) thirty (30) days after the date of FDA notification of final FDA approval of the Product for the indication HTG, and (ii) the transfer of the Registration for the Product to RELIANT.

RELIANT’s obligation to make any of the foregoing “final FDA approval” payments shall be conditioned upon RELIANT’s having received access to validated API to create finished encapsulated Product for sale in the Territory.

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

Schedule 5.2

Forecasting, Ordering and Delivery procedures (examples)

	January	February	March	April	May	June	July	August	September	October	November	December	January

	M0	M1	M2	M3	M4	M5	M6	M7	M8	M9	M10	M11

Example for procedure January	Order/Fore-cast to be received by 15th	Firm Order (already placed)	Firm Order (already placed)	New Firm Order	Binding forecast (last month +/- 15%)	Binding forecast (last month +/- 15%)	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast

	M0	M1	M2	M3	M4	M5	M6	M7	M8	M9	M10	M11

	Example for next month, February	Order/Fore-cast to be received by 15th	Firm Order (already placed)	Firm Order (already placed)	New Firm Order	Binding forecast (last month +/- 15%)	Binding forecast (last month +/- 15%)	Updated Forecast	Updated Forecast	Updated Forecast	Updated Forecast	Updated Forecast	New Forecast

Latest Delivery of Firm Order for May

Schedule 5.12(b)

Territories in which PRONOVA Currently has Licensing or Supply Agreements for API (or Active Pharmaceutical Ingredients Similar to API)

Europe & “former Soviet Union”

Germany

Austria

United Kingdom

Ireland

Belgium

Netherlands

Luxembourg

Switzerland

Greece

Spain

Portugal

France

Italy

S. Marino

Vatican City

Norway

Sweden

Finland

Denmark

Iceland

Estonia

Latvia

Lithuania

Poland

Czech Republic

Slovakia

Hungary

Romania

Bulgaria

Slovenia

Croatia

Bosnia-Herzegovina

Yugoslavia

Macedonia

Moldova

Albania

Malta

Cyprus

Turkey

Israel
Belarus

Ukraine

Russia

Georgia

Armenia

Kazakhstan

Azerbaijan

Kyrgyzstan

Tajikistan

Uzbekistan

Turkmenistan

Middle East

Jordan

Lebanon

Syria

Saudi-Arabia

Yemen

Oman

United Arab Emirates

Qatar

Bahrain

Kuwait

Asia

Thailand

Myanmar

Malaysia

Philippines

Singapore

Vietnam

Indonesia

Brunei

Sri Lanka

Laos

Cambodia

South Korea

Taiwan

Australia

North America

Canada

Africa

Algeria

Morocco

Tunisia

Benin

Burkina

Burundi

Camerun

Congo

Ivory Coast

Gabon

Guinea

Madagaskar

Mali

Mauritania

Niger

Central African Republic

Djibouti

Rwanda

Senegal

Tchad

Togo

Congo (former Zaire)

South-Africa

Central & South America

Argentina

Bolivia

Brazil

Chile

Colombia

Costa Rica

Dominican Republic

Equador

El Salvador

Guatemala

Honduras

Mexico

Nicaragua

Panama

Paraguay

Peru

Uruguay

Venezuela

Schedule 7.2

Combination Product Royalty Rates

Note:                   The following royalty rates are in lieu of any other royalties under Section 7.2 in respect of the Combination Products described below

1.                                       In the event Reliant commercializes Combination Products, the royalty rate due on the Net Sales of each such Combination Product [***]

2.                                       In the event Reliant commercializes a Combination Product [***], Reliant will pay a royalty rate on the Net Sales of such Combination Product based on (i) [***]and (ii) [***]  The royalty due on the Net Sales of each such Combination Product will be equal to the product of (i) [***] and (ii) the appropriate royalty percentage below:

API contained in the recommended daily dosage of the Combination Product	Royalty rate
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%

3.                                       In the event that FDA requires that Reliant commercializes a Combination Product with multiple daily dosage forms, Reliant will pay a royalty rate on the Net Sales of such Combination Product based on (i) [***] and (ii) [***]  The royalty due on the Net Sales of each such Combination Product will be equal to the product of (i) [***]; and (ii) the appropriate royalty percentage below:

API contained in the highest daily dosage of the Combination Product	Royalty rate
[***]	[***]%
[***]	[***]%
[***]	[***]%
[***]	[***]%

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

4.             In the event Reliant launches a Combination Product [***] the royalty rate for such Combination Product will be based on [***]

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

Schedule 7.3

Pharmacia Patent Royalty

The royalty fee under Section 7.3 shall be payable subject to the following conditions:

1.               The royalty fee shall be [***] percent ([***]%) of the Net Sales (as defined below) for as long as PRONOVA’s patent GB 8819110 or any counterpart thereof, validly exists in the Territory. If PRONOVA’s patent GB 8819110 or any counterpart thereof, does not exist in the Territory or, after the expiration of such patent, the royalty fee shall be increased to [***]% ([***] percent) of the Net Sales (as defined below).

2.               The royalty fee shall be payable to Pharmacia Italia S.p.A., Via Robert Koch 1.2, Milan, Italy.

3.               The royalty fee shall be payable, on a back-to-back basis, for as long as and to the extent PRONOVA is contractually bound to pay a royalty fee to Pharmacia Italia S.p.A. or its successors in relation to the sale of the Product in the Territory.

4.               The royalty shall be denominated in Euro. Monetary conversion into Euro from USD shall be made at the official exchange rate of the European Central Bank quoted on Reuter’s page ECB37 two business days prior to the last business day of the calendar year for which the royalties have accrued.

5.               RELIANT shall present a report, certified by its auditor, to PRONOVA containing the relevant calculations and documentation regarding the Net Sales (as defined below) of the Product during the year in question. Such report shall be presented to PRONOVA within 90 days after the end of the applicable calendar year. PRONOVA shall be entitled to, at its own expense, appoint an independent auditor to control the content of such report, and RELIANT shall provide such auditor with reasonable access to RELIANT’s offices and the relevant records, files and accounts, and such auditor shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by RELIANT. The auditor shall inform both Parties of the outcome of his control and state his reasons should he find that his conclusion varies from the figures stated in RELIANT’s report. The auditor shall otherwise work under a confidentiality obligation and shall not reveal further numbers or data to PRONOVA.

6.               The royalty set forth above shall be calculated on an annual basis and shall be invoiced on the basis of the royalty report referred to above. RELIANT shall pay such royalty within 30 days from the invoice date. Amounts that are not paid when due shall bear interest using the Interest Rate (as defined below) from the due date until payment actually occurs.

[***]:  Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

7.               In this Schedule 7.3, Net Sales shall mean the gross invoice value of the Product sold by RELIANT and distributors on any indication in the Territory, net of returns and credits for rejected goods, and less (a) cash and trade discounts and rebates; (b) allowances and adjustments actually credited to customers for spoiled, damaged, outdated or returned Products and (c) value-added, excise or similar taxes, transportation or handling charges and insurance premiums, which items are included in the gross invoice value as separate items. Notwithstanding the foregoing, Products sold by RELIANT or its permitted sublicensees or distributors to a third party for use in clinical studies or for equivalent purposes shall be excluded. For the avoidance of doubt, net sales shall exclude all sales made by RELIANT to RELIANT’s distributors.

8.               In this Schedule 7.3, Interest Rate shall mean, in relation to any given calendar month, the rate per annum quoted at or about 12:00 noon CET two business days prior to the first business day during such calendar month for one months deposits in Euro offered by leading European banks (EURIBOR) as published on Reuter’s page EURIBOR01, or if such rate is not available, a substitute rate being the rate offered for deposits in Euro by Deutsche Bank (or failing such determination Barclays Bank), plus a margin of 2%.

Schedule 12.2

Reliant Trademarks

 Reliant

 DynaCirc

 DynaCirc CR

 Axid

 InnoPran XL

 Rythmol*

 Rythmol SR*

 Luxacor

 Luxor

 RelCor

 Antara

 Lescol**

 Lescol XL**

* Rythmol is a registered trademark of Gerd Petrik

** Lescol is a registered trademark of Novartis Pharmaceutical Corporation;

Schedule 15.2(a)

Exception to Ownership of Intellectual Property Rights, Right to License Representation

1. The first sentence of Section 15.2(a) is hereby qualified to except royalties and other financial obligations payable by RELIANT to PRONOVA pursuant to the terms of this Agreement.

2. Under Norwegian law, employee inventors may have certain rights to economic compensation with respect to patents obtained by their employers through efforts made by such employee inventors in the course of their employment. The first sentence of Section 15.2(a) is hereby qualified accordingly; provided that PRONOVA acknowledges that any such economic compensation payable to PRONOVA employees in respect of the Patents is solely an obligation of PRONOVA.